SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant Section 240.14a-12

FREIGHTCAR AMERICA, INC.

(Exact name of Registrant as Specified in Its Charter)

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FREIGHTCAR AMERICA, INC.

Two North Riverside Plaza, Suite 1250

Chicago, Illinois 60606

April 10, 2007

Dear FreightCar America Stockholder:

You are cordially invited to attend the annual meeting of stockholders of FreightCar America, Inc. to be held at 10:00 a.m. (local time) on Tuesday, May 15, 2007, at the Union League Club of Chicago, 65 West Jackson Boulevard, Chicago, Illinois 60604.

The purpose of the meeting is to consider and vote upon proposals to (i) elect two directors who have been nominated for election as Class II directors to three-year terms, (ii) ratify the appointment of our independent registered public accounting firm for 2007 and (iii) transact such other business as may properly come before the meeting.

Whether or not you plan to attend the meeting and regardless of the number of shares you own, it is important that your shares be represented at the meeting. After reading the enclosed proxy statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented.

The board of directors and management appreciate your continued confidence in FreightCar America, and look forward to seeing you at the annual meeting.

Sincerely,

/s/ Thomas M. Fitzpatrick
THOMAS M. FITZPATRICK
Chairman of the Board

FREIGHTCAR AMERICA, INC.

Two North Riverside Plaza, Suite 1250

Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 15, 2007

April 10, 2007

Dear FreightCar America Stockholder:

We are notifying you that the annual meeting of stockholders of FreightCar America, Inc. will be held at 10:00 a.m. (local time) on Tuesday, May 15, 2007 at the Union League Club of Chicago, 65 West Jackson Boulevard, Chicago, Illinois 60604, for the following purposes:

1.	To elect two directors as Class II directors, each for a term of three years.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007.

3.	To transact other business properly coming before the meeting.

Each of these matters is described in further detail in the enclosed proxy statement. We also have enclosed a copy of our 2006 Annual Report. We are initially mailing this notice of annual meeting, the proxy statement and the enclosed proxy card to our stockholders on or about April 10, 2007.

Only stockholders of record at the close of business on March 30, 2007 are entitled to vote at the meeting and any postponements or adjournments of the meeting. A complete list of these stockholders will be available at our principal executive offices prior to the meeting.

Whether or not you plan to attend the meeting, please complete the enclosed proxy card and return it in the envelope provided as promptly as possible. You can withdraw your proxy at any time before it is voted.

By order of the Board of Directors,

/s/ Kevin P. Bagby
KEVIN P. BAGBY
Vice President, Finance, Chief Financial Officer, Treasurer and Secretary

i

DIRECTOR COMPENSATION FOR YEAR ENDED DECEMBER 31, 2006	33

CERTAIN TRANSACTIONS	35

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUDIT COMMITTEE REPORT	35
Fees Billed by Independent Registered Public Accounting Firm	35
Report of the Audit Committee	36

2008 ANNUAL MEETING OF STOCKHOLDERS	37

“HOUSEHOLDING” OF PROXY MATERIALS	37

ii

FREIGHTCAR AMERICA, INC.

Two North Riverside Plaza, Suite 1250

Chicago, Illinois 60606

PROXY STATEMENT

The board of directors of FreightCar America, Inc. is asking for your proxy for use at the annual meeting of our stockholders to be held at 10:00 a.m. (local time) on Tuesday, May 15, 2007 at the Union League Club of Chicago, 65 West Jackson Boulevard, Chicago, Illinois 60604, and at any postponements or adjournments of the meeting. We are initially mailing this proxy statement and the enclosed proxy card to our stockholders on or about April 10, 2007.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of annual meeting, including (i) the election of two directors who have been nominated for election as Class II directors to three-year terms, (ii) the ratification of the appointment of our independent registered public accounting firm and (iii) any other business properly coming before the meeting.

What are our voting recommendations?

Our board of directors recommends that you vote your shares “FOR” the election of each of the nominees named below under “Proposal 1 – Election of Class II Directors” and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm discussed below under “Proposal 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm.”

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 30, 2007, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on the record date at the meeting and any postponements or adjournments of the meeting. Each outstanding share of common stock entitles its holder to cast one vote, without cumulation, on each matter to be voted on.

What constitutes a quorum?

If a majority of the shares outstanding on the record date are present at the annual meeting, either in person or by proxy, we will have a quorum at the meeting permitting the conduct of business at the meeting. As of the record date, we had 12,255,079 shares of common stock outstanding and entitled to vote. Any shares represented by proxies that are marked to abstain from voting on a proposal will be counted as present for purposes of determining whether we have a quorum. If a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present in determining whether we have a quorum.

How do I vote?

You may vote in person at the annual meeting or you may vote by proxy. You may vote by proxy by completing, signing, dating and mailing or faxing the enclosed proxy card. If you vote by proxy, the individuals named on the proxy card as proxy holders will vote your shares in the manner you indicate. If you sign and return the proxy card without indicating your instructions, your shares will be voted “FOR:”

•	the election of the two nominees named below under “Proposal 1 — Election of Class II Directors” to three-year terms; and

•

the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007 discussed below under “Proposal 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm.”

Can I revoke my proxy or change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may revoke your proxy or change your vote at any time before the proxy is voted at the annual meeting by delivering to our Secretary a written notice of revocation or a properly signed proxy bearing a later date, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request or you vote in person at the meeting.

What vote is required to approve each matter that comes before the meeting?

Director nominees must receive the affirmative vote of a plurality of the votes cast at the meeting in person or by proxy by stockholders entitled to vote thereon, meaning that the two nominees for Class II director with the most votes will be elected. The ratification of appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes represented at the meeting in person or by proxy. Broker non-votes will not be counted for purposes of determining whether an item has received the requisite number of votes for approval. Abstentions will have the effect of a vote against the ratification of the appointment of our independent registered public accounting firm but will not be taken into account in determining the outcome of the election of directors. However, each of our directors and director candidates has offered a contingent resignation that may be accepted by the board of directors in its discretion if a majority of the votes are not cast “for” such director in an uncontested election.

What happens if additional proposals are presented at the meeting?

If you vote by proxy, your proxy grants the persons named as proxy holders the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Who will bear the costs of soliciting votes for the meeting?

Certain directors, officers and employees, who will not receive any additional compensation for such activities, may solicit proxies by personal interview, mail, telephone or electronic communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. We will bear all costs of solicitation, including a base fee of $7,500 to be paid to the proxy solicitation firm of Georgeson Shareholder Communications Inc.

PROPOSALS TO BE VOTED ON

Proposal 1 – Election of Class II Directors

Our certificate of incorporation provides for a classified board of directors consisting of three classes of the same or nearly the same number of directors. The number of members of our board of directors is currently fixed at seven directors. The term of office of each current Class II director is scheduled to expire at our annual meeting of stockholders to be held this year. Currently, two of our directors — John E. Carroll, Jr., and Christian Ragot — are Class II directors. Mr. Carroll has agreed to resign as a director on April 30, 2007 and he is not a director nominee at this year’s annual meeting of stockholders. At the recommendation of our nominating and corporate governance committee, our board of directors has determined to nominate Mr. Ragot and William D. Gehl for election to three-year terms as Class II directors at our annual meeting this year.

Each nominee elected by our stockholders as a Class II director at our annual meeting this year will be elected to a term to expire at the annual meeting of stockholders in 2010.

Information about the director nominees, the continuing directors and our board of directors is contained in the section of this proxy statement entitled “Board of Directors — Board Structure and Composition.”

In the event a nominee is not available to serve for any reason when the election occurs, it is intended that the proxies will be voted for the election of the other nominees and may be voted for any substitute nominee. Our board of directors has no reason to believe that any of the nominees will not be a candidate or, if elected, will be unable or unwilling to serve as a director.

Our board of directors recommends that you vote “FOR” the election of Christian Ragot and William D. Gehl as Class II directors.

Proposal 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm

Deloitte & Touche LLP audited our financial statements for our fiscal year ended December 31, 2006, and has been selected by the audit committee of our board of directors to audit our financial statements for the fiscal year ending December 31, 2007. A representative of Deloitte & Touche LLP is expected to attend our annual meeting, where he or she will have the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our by-laws or otherwise. However, we are submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, our audit committee will review its future selection of independent registered public accounting firms. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

For information regarding audit and other fees billed by Deloitte & Touche LLP for services rendered with respect to fiscal years 2006 and 2005, see the section of this proxy statement entitled “Fees of Independent Registered Public Accounting Firm and Audit Committee Report — Fees Billed by Independent Registered Public Accounting Firm.”

Our board of directors recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

BOARD OF DIRECTORS

Board Structure and Composition

Our certificate of incorporation provides for a classified board of directors consisting of three classes of the same or nearly the same number of directors. The number of members of our board of directors is currently fixed at seven directors:

•	Robert N. Tidball, S. Carl Soderstrom, Jr. and James D. Cirar serve in Class I. Their terms will expire on the date of the annual meeting of stockholders to be held in 2009.

•

John E. Carroll, Jr. and Christian Ragot serve in Class II. Mr. Carroll has agreed to resign as a director on April 30, 2007. Mr. Ragot’s term will expire on the date of the upcoming annual meeting of stockholders on May 15, 2007.

•	Thomas M. Fitzpatrick and Thomas A. Madden serve in Class III. Their terms will expire on the date of the annual meeting of stockholders to be held in 2008.

Upon the expiration of the term of each class of directors, directors of that class generally may be re-elected for a three-year term at the annual meeting of stockholders in the year in which their term expires. A director elected by the board of directors is designated upon his or her election as a Class I, Class II or Class III director, and serves a term that expires at the next annual meeting of stockholders after such director’s election. A director elected by the stockholders at an annual meeting of stockholders to succeed a director elected during the preceding year by the board of directors joins the same class as the replacement director whom he or she succeeds and serves a term that expires at the next annual meeting of stockholders at which the terms of the other directors of that director’s class are or would be scheduled to expire. Each of our directors has signed a contingent resignation letter providing that if a majority of the votes of the shares in an uncontested election in which such director is a nominee are designated to be “withheld” from, or are voted “against,” the director’s election and the board of directors accepts the contingent resignation letter following such election, the director’s resignation will be effective upon the board’s acceptance of the letter. Mr. Gehl has agreed that, if he is elected as a director, he will sign a contingent resignation letter upon his election.

Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Our certificate of incorporation also provides that our board of directors may fill any vacancy created by the resignation of a director or an increase in the size of the board of directors.

Nominees for election at this meeting for terms expiring in 2010:

Christian Ragot, 48, has served as a director since January 29, 2007. He has been our Chief Operating Officer since January 29, 2007. According to the terms of his employment agreement with us, Mr. Ragot will serve as our President and Chief Executive Officer beginning on April 30, 2007. Mr. Ragot served as President of Terex Utilities and Roadbuilding at Terex Corporation from 2004 to 2007. Previously, Mr. Ragot held various senior executive leadership positions, including President of Terex Utilities, President of American Crane, Senior Vice-President, Sales and Aftermarket Services, and other senior-level positions at Terex Corporation.

William D. Gehl, 60, has served as Chairman and Chief Executive Officer of Gehl Company since April 2003. Prior to that time, he had served as President and Chief Executive Officer of Gehl Company since November 1992 and as Chairman of Gehl Company since April 1996. Mr. Gehl is a member of the board of directors of Gehl Company, ASTEC Industries, Inc. and Mason Wells, Inc., a private equity investment firm.

Directors whose terms continue until 2009:

James D. Cirar, 60, has served as a director since June 1999 and is the chairman of our strategy and growth committee. Mr. Cirar is a private investor and Managing Director of TMB Industries. He was a director of Transportation Technologies Industries, Inc. (TTI) and President and CEO of TTI’s foundry group from January 2000 until the company was acquired by Accuride Corporation in 2005. Mr. Cirar was Chairman of two of our subsidiaries, Johnstown America Corporation and Freight Car Services, Inc., from September 1998 to June 1999. From September 1995 to August 1998, he was the President and CEO of Johnstown America Corporation.

Robert N. Tidball, 68, has served as a director since April 2005 and is the chairman of our nominating and corporate governance committee. From 1989 to January 2001, Mr. Tidball was the President, CEO and a director of PLM International, Inc., after which he retired.

S. Carl Soderstrom, Jr., 53, has served as a director since April 2005 and is the chairman of our audit committee. Mr. Soderstrom was employed by ArvinMeritor, Inc. and its predecessor companies from 1986 to 2004 and served as Senior Vice President and Chief Financial Officer of ArvinMeritor, Inc. from July 2001 to December 2004. Mr. Soderstrom is a member of the board of directors of Lydall, Inc. and serves as a member of the Audit Committee and Chairman of the Corporate Governance Committee of Lydall, Inc.

Directors whose terms continue until 2008:

Thomas M. Fitzpatrick, 54, has served as a director since December 2005 and the non-executive Chairman of the Board since March 15, 2007. Mr. Fitzpatrick is the managing principal of Fitzpatrick Law Offices, which he founded in 1987. Mr. Fitzpatrick has also served as the managing director of Harper Laboratories LLC since 2005. Between 1986 and 2004, Mr. Fitzpatrick was the managing partner of 2200 Ventures LLC and its predecessors.

Thomas A. Madden, 53, has served as a director since December 2005 and is the chairman of our compensation committee. Mr. Madden served as the Executive Vice President and Chief Financial Officer of Ingram Micro Inc. from July 2001 to April 2005. From October 1997 to July 2001, Mr. Madden served as the Senior Vice President and Chief Financial Officer of ArvinMeritor, Inc. Mr. Madden is a member of the board of directors of Champion Enterprises and Mindspeed Technologies, Inc.

Independent Directors

The board of directors has determined that five of our seven current directors, Messrs. Cirar, Soderstrom, Tidball, Fitzpatrick and Madden, are “independent directors” as defined in Rule 4200 of the Nasdaq Marketplace Rules and as defined in applicable rules by the Securities and Exchange Commission (the “SEC”), and that our new director nominee, Mr. Gehl, also will be an “independent director” as so defined. Rule 4350 of the Nasdaq Marketplace Rules requires that a majority of our board of directors be composed of independent directors and that certain of our committees be composed solely of independent directors.

Our independent directors hold meetings in executive session, at which only independent directors are present. Stockholders and third parties may communicate directly with our independent directors by writing to our independent directors at FreightCar America, Inc., Two North Riverside Plaza, Suite 1250, Chicago, Illinois 60606, Attention: Chairman of the Board of Directors.

Director Attendance at Annual Meetings

Directors are encouraged to attend all annual and special meetings of our stockholders. During 2006, the board of directors held 18 meetings and took action by written consent one time. Each of our directors attended at least 75% of all the meetings of the board and those committees on which he served during 2006. All of our directors attended the 2006 annual meeting of stockholders.

Committees of the Board of Directors

Our board of directors has four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee and a strategy and growth committee. Stockholders and third parties may communicate with our board of directors by writing to our board of directors at FreightCar America, Inc., Two North Riverside Plaza, Suite 1250, Chicago, Illinois 60606, Attention: Chairman of the Board of Directors.

Audit Committee. Our audit committee consists of Messrs. Soderstrom, Tidball and Madden. Mr. Soderstrom serves as the chairman of our audit committee. The audit committee oversees our financial reporting processes and reviews and recommends to the board internal accounting and financial controls, accounting principles and auditing practices to be employed in the preparation and review of our financial statements. The audit committee makes recommendations to the board concerning the engagement of independent registered public accountants to audit our annual financial statements and the scope of and plans for the audit to be undertaken by such accountants. The audit committee pre-approves the audit services and permissible non-audit services to be performed by such accountants and may take appropriate actions to ensure the independence of such accountants. The audit committee is also responsible for approving related party transactions. Our board of directors has determined that Messrs. Soderstrom, Tidball and Madden meet the independence requirements under the Sarbanes-Oxley Act of 2002, The Nasdaq Stock Market, Inc. (“Nasdaq”) and the rules and regulations of the SEC. Mr. Soderstrom is our audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. Mr. Soderstrom is “independent” as defined in the applicable listing standards for audit committee members.

The audit committee operates under a written charter, a current copy of which is available on our website, www.freightcaramerica.com. The audit committee has established and regularly monitors procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters. The audit committee met 18 times during 2006.

Compensation Committee. Our compensation committee consists of Messrs. Tidball, Madden and Fitzpatrick. In 2006, Mr. Tidball served as chairman of the compensation committee. Currently, Mr. Madden serves as the chairman of the compensation committee. The purpose of our compensation committee is to (a) oversee our compensation and employee benefit plans and practices; (b) produce annually a report on executive compensation for inclusion in our proxy statement, in accordance with all applicable rules and regulations; and (c) oversee regular succession planning and professional development for the Chief Executive Officer and other senior executive officers. Our board of directors has determined that Messrs. Tidball, Madden and Fitzpatrick meet the independence requirements under the Sarbanes-Oxley Act of 2002, Nasdaq and the rules and regulations of the SEC. In addition, each of Messrs. Tidball, Madden and Fitzpatrick is an “outside director,” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee” director within the meaning of Rule 16b-3 under the Exchange Act.

The compensation committee operates under a written charter, a copy of which is available on our website, www.freightcaramerica.com. The compensation committee met 13 times during 2006.

Nominating and Corporate Governance Committee. Until December 16, 2006, our nominating and corporate governance committee consisted of Messrs. Soderstrom, Cirar and Fitzpatrick. Mr. Cirar served as chairman of the nominating and corporate governance committee until December 16, 2006, and Mr. Fitzpatrick served as chairman from December 16, 2006 to March 15, 2007. Currently, our nominating and corporate governance committee consists of Messrs. Soderstrom, Tidball and Fitzpatrick, and Mr. Tidball serves as the chairman. The purpose of our nominating and corporate governance committee is to: (a) identify individuals qualified to become board members, consistent with criteria approved by the board; (b) recommend to the board nominees for the board; (c) recommend to the board nominees for each committee of the board; (d) recommend to the board and review annually the Corporate Governance Guidelines and Code of Business Conduct and Ethics; (e) review annually the independence qualifications of the board members and nominees; (f) oversee the Company’s directors’ and officers’ liability insurance program, including selection, scope and administration; and (g) review potential conflicts of interest and violations of the Code of Business Conduct and Ethics. Our board of directors has determined that Messrs. Soderstrom, Tidball and Fitzpatrick meet the independence requirements under the Sarbanes-Oxley Act of 2002, Nasdaq and the rules and regulations of the SEC.

The nominating and corporate governance committee operates under a written charter, a current copy of which is available on our website, www.freightcaramerica.com. The nominating and corporate governance committee met 7 times during 2006.

Strategy and Growth Committee. Our strategy and growth committee consists of Messrs. Ragot, Cirar and Tidball. Mr. Cirar serves as the chairman of our strategy and growth committee. The strategy and growth committee provides guidance to management in its development of the Company’s corporate strategy and provides recommendations to the board of directors with respect to its review and approval of the corporate strategy.

The strategy and growth committee operates under a written charter, a copy of which is available on our website, www.freightcaramerica.com. The strategy and growth committee was established by the board of directors in December 2006 and held its first meeting in 2007.

Code of Business Conduct and Ethics

We have established a Code of Business Conduct and Ethics that applies to our officers, directors and employees, including our Chief Executive Officer and Chief Financial Officer. A copy of the Code of Business Conduct and Ethics is available on our website, www.freightcaramerica.com.

We intend to disclose any amendments to or waivers from our Code of Business Conduct and Ethics applicable to any of our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions on our website at www.freightcaramerica.com.

Criteria for Nominating Directors

The nominating and corporate governance committee of our board of directors considers candidates to fill new directorships created by expansion and vacancies that may occur and makes recommendations to the board of directors with respect to such candidates. The nominating and corporate governance committee considers all relevant qualifications of candidates for board membership, including factors such as industry knowledge and experience, international, public company, academic or regulatory experience, financial expertise, diversity, current employment and other board memberships, and whether the candidate will be independent under the listing standards of the Nasdaq National Market, Inc. In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee will also review such director’s overall service to us during his or her term and any relationships and transactions that might impair such director’s independence.

In 2006, the nominating and corporate governance committee paid a fee to a third party to assist in the process of identifying or evaluating potential director candidates. In the future, we may pay a fee to a third party to identify or evaluate potential director nominees if the need arises.

Our by-laws provide that nominations for the election of directors at our annual meeting may be made by our board of directors or any stockholder entitled to vote for the election of directors generally who complies with the procedures set forth in the by-laws and who is a stockholder of record at the time notice is delivered to us. Any stockholder entitled to vote in the election of directors generally may nominate a person for election to the board of directors at our annual meeting only if timely notice of such stockholder’s intent to make such nomination has been given in writing to our Secretary at our offices at Two North Riverside Plaza, Suite 1250, Chicago, Illinois 60606. Any recommendations received from stockholders will be evaluated by the nominating and corporate governance committee in the same manner that potential director nominees suggested by board members, management or other parties are evaluated.

To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than ninety (90) nor more than one hundred twenty (120) days prior to the first anniversary of the previous year’s annual meeting; provided, however, that in the event less than thirty (30) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

We have not received director candidate recommendations from any of our stockholders for the annual meeting of stockholders to be held on May 15, 2007.

Director Compensation

We currently compensate each of our independent directors with an annual stipend of $30,000 and an annual restricted stock award of $45,000. In addition, the non-executive chairman of the board of directors receives annual compensation of $65,000, the chairperson of the audit committee receives annual compensation of $15,000 and the chairperson of any other committee receives annual compensation of $5,000. Also, independent directors are paid $1,000 for board meeting attendance and $1,000 for committee meeting attendance. In addition, we have adopted customary expense reimbursement and related policies for all directors and reimburse directors for expenses incurred in connection with attendance at board or committee meetings.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2006 (except as indicated below) by:

•	all persons known by us to own beneficially 5% or more of our outstanding common stock;

•	each of our directors and director nominees;

•	each of the named executive officers listed in the “Executive Compensation—Summary Compensation Table” section of this proxy statement; and

•	all of our directors, director nominees and executive officers as a group.

Unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares of common stock beneficially owned by such stockholder.

Name and Address	Number of Shares Beneficially Owned (1)		Approximate Percent of Class(1)
Barclays Global Investors, NA.	1,695,672	(2)	13.4%
Barclays Global Fund Advisors
Barclays Global Investors, Ltd.
Barclays Global Investors Japan Trust and Banking Company Limited (2)
Barclays Global Investors Japan Limited

Wellington Management Company, LLP	1,028,700	(3)	8.1%
75 State Street
Boston, Massachusetts 02109

Citadel Limited Partnership	983,118	(4)	7.8%
Citadel Investment Group, L.L.C.
Kenneth Griffin
Citadel Equity Fund Ltd.
Citadel Derivatives Group LLC
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603

Putnam, LLC	644,737	(5)	5.1%
Putnam Investment Management, LLC
The Putnam Advisory Company, LLC
One Post Office Square
Boston, Massachusetts 02109

DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS:

Camillo M. Santomero, III (6)	21,107		*

Kenneth D. Bridges (6)	3,667		*

James D. Cirar (6)	862		*

Name and Address	Number of Shares Beneficially Owned (1)	Approximate Percent of Class(1)
S. Carl Soderstrom, Jr. (6)	862	*
Robert N. Tidball (6)	862	*
Thomas M. Fitzpatrick (6)	478	*
Thomas A. Madden (6)	478	*
All directors, director nominees and executive officers as a group (12 persons)	28,316	*

*	= less than 1%
(1)	“Beneficial ownership” means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of December 31, 2006 are deemed outstanding for computing the ownership percentage of the person holding such options or warrants, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 12,681,511 shares of our common stock outstanding as of December 31, 2006.
(2)

The address of Barclay Global Investors, NA. and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, California 94105. The address of Barclays Global Investors, Ltd. is 1 Royal Mint Court, London, EC3N 4HH. The address of Barclays Global Investors Japan Trust and Banking Company Limited is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Sibuya-Ku, Tokyo 150-0012. The address of Barclays Global Investors Japan Limited is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Sibuya-Ku, Tokyo 150-8402. Based on information in a Schedule 13G filed by Barclay Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, Ltd. and Barclays Global Investors Japan Trust and Banking Company Limited (collectively, the “Barclays Entities”) with the Securities and Exchange Commission on January 23, 2007. The Schedule 13G discloses that the Barclay Entities hold the shares in trust accounts for the economic benefit of the beneficiaries of those accounts. The Schedule 13G discloses that the Barclays Entities have sole power to vote or to direct the vote for 1,607,849 shares and sole power to dispose or direct the disposition of 1,695,672 shares.

(3)	Based on information in a Schedule 13G filed by Wellington Management Company, LLP with the Securities and Exchange Commission on February 14, 2007. The Schedule 13G discloses that Wellington Management Company, LLP, in its role as investment advisor beneficially, may be deemed to own such shares, which are held of record by clients of Wellington Management. The Schedule 13G discloses that Wellington Management Company, LLP has shared voting power with respect to 659,800 shares and shared dispositive power with respect to 1,016,000 shares.
(4)	Based on information in a Schedule 13G filed by Citadel Limited Partnership, Citadel Investment Group, L.L.C., Kenneth Griffin, Citadel Equity Fund Ltd. and Citadel Derivatives Group LLC (collectively, the “Citadel Entities”) with the Securities and Exchange Commission on February 13, 2007. The Schedule 13G discloses that the Citadel Entities have shared voting power and shared dispositive power with respect to 983,118 shares.
(5)	Based on information in a Schedule 13G filed by Putnam, LLC, Putnam Investment Management, LLC and The Putnam Advisory Company, LLC (collectively, the “Putnam Entities”) with the Securities and Exchange Commission on February 13, 2007. The Schedule 13G discloses that the Putnam Entities have shared voting power with respect to 17,881 shares and shared dispositive power with respect to 644,737 shares.
(6)	Mr. Santomero’s address is 78 North State Road, Second Floor, Briarcliff Manor, N.Y. 10510. The address for each of Mr. Bridges, Mr. Cirar, Mr. Soderstrom, Mr. Tidball, Mr. Fitzpatrick and Mr. Madden is c/o FreightCar America, Inc., Two North Riverside Plaza, Suite 1250, Chicago, Illinois 60606.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. Based solely on our review of the reports furnished to us, we believe that all of our directors and executive officers have complied with all Section 16(a) filing requirements for 2006, except that a Form 3 for Mr. Bridges relating to his appointment as Senior Vice President, Operations, was inadvertently filed late.

COMPENSATION DISCUSSION AND ANALYSIS

The following sections discuss the material factors involved in the Company’s decisions regarding the compensation of the Company’s Named Executive Officers (as defined in the section of this proxy statement entitled “Executive Compensation – Summary Compensation Table”) (the “NEOs”) during 2006. The specific amounts paid or payable to the NEOs are disclosed in the tables and narrative in the section of this proxy statement entitled “Executive Compensation.” The following discussion cross-references those specific tabular and narrative disclosures where appropriate.

Introduction

The compensation committee is comprised of at least three directors, each of whom must be determined by the board to meet the independence requirements of the SEC, Nasdaq and any other applicable governmental or regulatory authorities, each as in effect from time to time. Members of the compensation committee must also qualify as “non-employee directors” within the meaning of Rule 16b-3(b)(3) under the Exchange Act, and “outside directors” within the meaning of Section 162(m) of the Code and must satisfy any other necessary standards of independence under the federal securities and tax laws, as amended from time to time.

If a compensation committee chairperson is not designated by the board, members of the compensation committee designate a chairperson by majority vote.

The compensation committee meets quarterly or more frequently as circumstances require. A majority of the members of the compensation committee constitutes a quorum.

The compensation committee chairperson determines the agenda for each meeting. Materials related to agenda items are provided to the compensation committee members sufficiently in advance of the meeting where necessary to allow the members to prepare for discussion of the items at the meeting. The compensation committee maintains written minutes of its meetings, which are maintained with our books and records. The compensation committee reports its activities regularly and directly to the board of directors and makes recommendations that the compensation committee deems advisable.

The compensation committee may request that any of our directors, officers or employees or any other persons whose advice and counsel are sought by the compensation committee attend any meeting of the compensation committee to provide such pertinent information as it reasonably requests. Our Chief Executive Officer (“CEO”) may not be present during deliberations or voting concerning his own compensation.

Compensation Committee’s Processes and Procedures for Consideration and Determination of Executive Compensation

General Authorities and Responsibilities

The compensation committee reviews the Compensation Discussion and Analysis (the “CD&A”) section of our proxy statement and recommends to the board of directors that the CD&A be included in our proxy statement. The compensation committee issues an annual report on executive compensation for inclusion in our proxy statement and reports to the board of directors its plan for succession of the CEO and other senior executives in the event that any of such officers retires, is disabled or is otherwise unable to fulfill his or her duties. The compensation committee has the authority to conduct or authorize investigations into any matter within its scope of responsibilities, and retain, at our expense, such independent counsel, compensation consultant or other consultants and advisers as it deems necessary. In 2006, the compensation committee engaged an independent compensation consulting firm, Hewitt Associates. The compensation committee has the sole authority to retain and terminate an independent compensation consultant to be used to assist in its evaluation of director and/or senior management compensation and has the sole authority to terminate the consultant and approve the consultant’s fees and other retention terms. The compensation committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors as it deems appropriate or necessary. The compensation committee reviews and assesses at least annually the adequacy of the compensation committee charter and recommends any proposed changes to the board of directors for approval. The compensation committee also annually reviews its own performance.

Executive and Director Compensation

The compensation committee, in consultation with management, reviews and recommends for approval by the board of directors our general policies relating to senior management compensation and oversees the development and implementation of such compensation programs. The compensation committee, in consultation with management, reviews and approves, or recommends for ratification by the board of directors, senior management compensation, including, to the extent applicable, (a) salary, bonus and incentive compensation levels, (b) deferred compensation, (c) executive perquisites, (d) equity compensation (including awards to induce employment), (e) employment agreements, severance arrangements and change in control agreements/provisions, in each case as, when and if appropriate, and (f) other forms of senior management compensation. The compensation committee meets without the presence of senior management when approving or deliberating on CEO compensation but may, in its discretion, invite the CEO to be present during the approval of, or deliberations with respect to, other senior management compensation. The compensation committee periodically reviews and approves corporate goals and objectives relevant to senior management compensation, evaluates the CEO’s performance in light of those goals and objectives, as a committee or together with the independent members of the board of directors, and recommends for ratification by the board of directors the CEO’s compensation levels based on this evaluation. The compensation committee periodically reviews and makes recommendations to the board of directors with respect to director compensation for non-employee members of the board of directors and its committees. The compensation committee shall not time its release of material non-public information for the purpose of affecting the value of executive compensation, or set the grant date of its stock option grants to executives to anticipate the release of material non-public information, except in extraordinary circumstances and with full disclosure to the Company’s stockholders and the public. The compensation committee adopts policies regarding the adjustment or recovery of incentive awards or payments if the relevant performance measures upon which such incentive awards or payments were based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. The compensation committee may consider the accounting and tax treatment to the Company and to senior management of each particular element of compensation.

Oversight of Benefit Plans

The compensation committee oversees, periodically reviews and makes recommendations to the board of directors with respect to employee benefit plans, including all pension and profit sharing plans, stock option plans, stock appreciation rights plans, incentive plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans and similar programs. The compensation committee has the power and authority to oversee these plans, establish guidelines, interpret plan documents, select participants, approve grants and awards, and exercise such other power and authority as may be permitted or required under such plans. The compensation committee may also undertake such additional activities within the scope of its primary function as the board of directors or the compensation committee may from time to time determine or as may otherwise be required by law, the board of directors or our charter or by-laws.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee at any time has been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board or compensation committee.

Compensation Philosophy and Objectives

Our compensation program is designed to attract, motivate and retain the highly talented individuals that FreightCar America needs to drive business success. The program reflects the following principles:

•

FreightCar America employees should think like FreightCar America stockholders. We believe that FreightCar America employees should act in the interests of FreightCar America stockholders and the best way to encourage them to do so is through an equity stake in the Company. We pay a substantial portion of total compensation in the form of stock options and/or restricted stock. The Company’s goal is to have compensation programs that encourage each employee to think and act like an owner of the business. Our industry is cyclical. Executives must manage this cycle by diversifying our product offerings, maintaining low costs, and other measures.

•

Compensation should be related to performance. The Company’s compensation program endeavors to reinforce the Company’s business and financial objectives. Employee compensation will vary based on objectively determinable Company performance. When the Company performs well based on financial measures, employees will receive greater incentive compensation. When the Company does not meet objectives or is facing financial challenges, incentive awards will be reduced. An employee’s individual compensation also will vary based on the person’s performance, contribution and overall value to the business. Employees with sustained high performance will be rewarded more than those in similar positions with lesser performance.

•

Incentive compensation should be a greater part of total compensation for employees with more senior positions. The proportion of an individual’s total compensation that varies based on individual and Company performance objectives should increase as the individual’s business responsibilities increase.

•

Other goals. The Company’s compensation program is designed to balance short and long-term financial objectives. The Company’s compensation program also is designed to be competitive with our peer group companies (described below). When the compensation committee determines compensation levels for executive officers, it reviews compensation survey data from independent sources in an attempt to ensure that our total compensation program is competitive and fair. The compensation committee looks at compensation data from companies in our industry as well as from companies in a broad cross-section of industries. The compensation committee targets overall compensation levels competitive with our industry comparison group.

Components of Executive Compensation

Total compensation for executives is comprised of base salaries, annual cash incentive awards, long-term equity awards, retirement and post-employment benefits, including severance protection, and other benefits and perquisites. The various components of executive compensation reflect the following policies:

Base Salary

•	Why this component is paid to executives

•

Base salary is provided to all salaried employees (including the NEOs) in order to provide employees with a degree of financial certainty. Competitive base salaries further the compensation program’s objectives by allowing the Company to attract talented employees by providing a fixed portion of compensation on which employees can rely.

•	How the amount of base salary is determined

•

The annual base salary for each executive officer (including the NEOs) generally is increased on the anniversary of his or her start date. In 2005, the compensation committee asked Hewitt Associates to study the overall compensation levels, including base salary, of the CEO and two other senior management employees. With respect to other senior management employees and other management employees, the Company uses the results of an annual study by the Economic Research Institute and sets annual base salaries at plus or minus 25% of the midpoint, depending on an assessment of the individual’s sustained performance and the location of his or her position.

•	Relation of base salary to other components of compensation

•

The amount of an executive’s base salary is the reference point for much of the other compensation. For example, the potential annual incentive awards for the NEOs other than Mr. Carroll, our current CEO, are based, in part, on the executives’ respective base salaries. In 2007, the potential annual incentive award for Mr. Ragot, our current chief operating officer who will become our CEO on April 30, 2007, will be based, in part, on his annual base salary. In addition, base salary is one component of the formula for determining pension benefits under the Company’s Pension Plan.

Annual Incentive Awards

Pursuant to the terms of his employment agreement, Mr. Carroll received an annual cash bonus equal to 1% of the Company’s operating earnings before taxes, interest, depreciation and amortization (“EBITDA”) for the 2006 calendar year. Cash bonuses were paid to the other NEOs under the Company’s Salaried Bonus Plan, which provides additional compensation to participants based on the Company’s Return on Net Assets (“RONA”), which is defined as Operating Income divided by Average Net Assets. The Salaried Bonus Plan defines “Operating Income” for the Company as earnings computed under generally accepted accounting principles, after accrual for current year’s salaried bonus expenses and before interest, taxes and other income and expenses excluded from operating income by generally accepted accounting principles. The Salaried Bonus Plan defines “Average Net Assets” as the sum of average annual (computed on a monthly basis) receivables, inventory and property, plant and equipments net of accumulated depreciation, less payables.

The Salaried Bonus Plan is open to all salaried personnel selected by the CEO and the compensation committee. Participants in the Salaried Bonus Plan typically must be actively employed by the Company on the payment date to receive a bonus award. Participants who are not actively employed by the Company on the payment date are entitled to receive a partial bonus award in certain circumstances. In 2007, Mr. Ragot, our current chief operating officer who will become our CEO on April 30, 2007, will participate in the Salaried Bonus Plan.

•	Why this component is paid to executives and how it furthers the program’s objectives

•

The Company believes that a significant amount of compensation should be contingent on Company performance. As described above, the annual incentive payment to our current CEO, Mr. Carroll, the NEOs other than Mr. Carroll and the other senior management employees was based primarily on objectively determinable Company performance.

•	How the amount is determined

•

As noted above, the bonus for our CEO, Mr. Carroll, is calculated as 1% of EBITDA. The bonuses for the other NEOs and the senior management employees were based on (i) the annual salary of the officer or employee, (ii) the Company’s RONA, (iii) the specified bonus rate from Bonus Rate Table under the Salaried Bonus Plan, and (iv) the NEO’s or senior management employee’s Bonus Group percentage specified under the Salaried Bonus Plan according to the following formula:

Base Salary	X	Bonus Rate	X	Bonus Group %	=	Bonus Award $

The Bonus Rate can range from 0% (if RONA is below a percentage specified in the Salaried Bonus Plan) to 150% (if RONA equals or exceeds the maximum percentage specified under the Plan). The Bonus payment percentages are not prorated within a RONA range.

The Bonus Group percentage for NEOs and other senior management employees specified under the Salaried Bonus Plan is 40%. Other Bonus Group percentages range from 7% to 25%.

The Company’s Human Resources Department identifies the applicable Bonus Group designation for each position. Bonus Group designations may be changed from time to time in connection with job promotions, demotions and other events determined by the Company’s Human Resources Department in consultation with the CEO.

•	Relation of annual incentives to other components of compensation

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The annual incentive is the component of executive compensation that has significant “upside.” Base salaries of our NEOs fall around the median level of executives at companies of comparable size within the general industry and the manufacturing industry. Annual incentive awards provide the potential for payment above the median level of such groups in return for comparable performance.

Long-Term Awards

Long-term awards are those awards that are designed to provide incentives to the Company’s executives over a period of time in excess of one year. The Company has made long-term awards in the form of equity awards only. In 2006, we did not award long-term equity-based compensation of any kind to any NEOs or senior management employees. The awards made in 2005 were intended to cover both 2005 and 2006.

Stock Ownership Guidelines

The board of directors has requested that the Company’s NEOs and certain senior management employees meet minimum stock ownership requirements that are consistent with industry standards. Accordingly, the following stock ownership guidelines apply to corporate officers:

Chief Executive Officer:	40,000 shares
Chief Financial Officer and Other Corporate Officers	10,000 shares

The guidelines also provide for each non-executive director to maintain Company stock holdings at least equal to the aggregate number of shares (including options or shares granted but not vested) that the Company has awarded to the non-executive director during the three-year period ending on any given date of determination. The director may reduce the amount of stock holdings by the number of shares the director has applied directly to the payments of taxes on such awards.

Company stockholdings that count towards meeting ownership requirements include: (a) shares owned outright or in trust; and (b) restricted stock or restricted stock units, including shares that have been granted but are unvested. Covered individuals employed by the Company on the 2006 effective date of the ownership guidelines, who do not comply with the ownership requirements, will have three years to meet the applicable ownership requirements. A covered individual hired by the Company or promoted into a position with ownership requirements (or higher ownership requirements), will have three years from date of hire or promotion to meet the applicable ownership requirements. Non-employee directors also will have three years to satisfy the requirements. The compensation committee reviews each covered individual’s compliance with the ownership requirements annually.

Retirement and Other Post-Employment Benefits

All NEOs participate in retirement savings plans and Messrs. Carroll, Whalen, Bagby and Karan participate in pension and post-retirement plans. In addition, as described in more detail in the section of this proxy entitled “Potential Payments Upon Termination or Change in Control,” each of the NEOs receives certain benefits in the event of termination of employment or a change in control of the Company.

•	Why these component are paid to executives and how they further the program’s objectives

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In general, retirement plans are designed to provide executives with financial security after their employment has terminated. The Company provides contributions under the retirement saving plan ranging from 4% to 6% of eligible compensation. The Company does not maintain an excess pension plan or non-qualified deferred compensation plan. Thus, the retirement plan benefits for our NEOs are no greater than those of other salaried employees. However, a certain amount of post-retirement compensation is necessary to attract and retain talented executives. Termination benefits and change in control benefits provide additional security and help minimize inherent conflicts of interest that may arise for executives in potential change in control transactions.

•	How the amount to be paid is determined

•	The Pension Plan benefits are calculated using formulas set forth in the section of this proxy entitled “Pension Benefits.”

•

The termination and change in control benefits for the NEOs were fixed by contract in 2004 and 2005 and are described in the section of this proxy entitled “Potential Payments Upon Termination or Change in Control.” In 2004, when the Company was preparing for its initial public offering, we negotiated the termination and change in control severance levels under each employment agreement to a level that we believed were at or below “market” for similarly situated executives under similar agreements. We continue to believe that the termination and change in control severance levels under each employment agreement are at or below “market” for similarly situated executives under similar agreements. The NEOs’ employment agreements generally provide for benefits equal to two times an executive’s base salary and annual bonus. The employment agreements provide change in control benefits that are “double trigger.” This means that there must be both a change in control and a termination of the executive’s employment before benefits are paid. In the event of a change in control, all outstanding stock awards under the Company’s 2005 Long Term Incentive Plan become fully vested.

Perquisites and Other Benefits

The executive officers participate in a number of benefit plans that are available generally to all employees of the Company, including group health insurance, dental insurance, vision insurance, life insurance, paid vacation, accidental death and dismemberment insurance and long-term disability insurance plans. These benefits provide financial security and peace of mind for employees and executives and are seen as a standard part of basic employee benefits within the industry. Country club memberships are available to the NEOs. Messrs. Carroll, Bagby and Bridges also were entitled to use Company-rented housing and were reimbursed for the additional taxes imposed on them for using Company-rented housing. Mr. Ragot, who will be our CEO beginning on April 30, 2007, will be entitled to reimbursement for country club membership dues and the expenses of an automobile. Because of the Company’s multiple locations, some of which are in relatively remote locations, and travel demands, the Company believes that the use of Company-rented housing is necessary to enable the NEOs to perform their duties.

CEO Compensation

Mr. Carroll’s compensation for 2006 was governed by his employment agreement. We believe that Mr. Carroll’s experience, dedication and industry knowledge were critical to the Company’s successful IPO in April 2005, and have been important to our ongoing growth. For the year ended December 31, 2006, as the Company’s President and Chief Executive Officer, Mr. Carroll received an annual salary of $550,000, and an incentive bonus, based on a percentage of EBITDA, of $2,045,033. Mr. Carroll did not receive a long-term compensation award in 2006. In addition, Mr. Carroll received other compensation in the form of our contributions to his pension and retirement savings plan, our payment of perquisites and other personal benefits, including reimbursement of his temporary living expenses and country club dues.

In October 2006, the Company and Mr. Carroll agreed to continue his employment as President and CEO until April 30, 2007, with the additional responsibility of assisting Mr. Ragot in a successful transition into the Company with the ultimate goal of Mr. Ragot becoming the Company’s CEO on April 30, 2007. Until April 30, 2007, the Company will continue to pay Mr. Carroll an annual base salary of $550,000 (pro rated for his period of employment). The Company also will pay Mr. Carroll a bonus equal to the greater of (i) $500,000 or (ii) 1% of the Company’s EBITDA for the four months ending April 30, 2007. The Company also agreed to make a $1,500,000 severance payment to Mr. Carroll on April 30, 2007, and to make him and his spouse eligible for lifetime coverage under the Company’s medical insurance plan, to reflect his service to the Company and the forfeiture of his outstanding stock options. Mr. Carroll also agreed to make himself reasonably available for consultation with Mr. Ragot for 60 days after April 30, 2007, without additional compensation, and to not compete with the Company anywhere in North America for two years after April 30, 2007.

On January 3, 2007, the Company entered into an employment agreement with Mr. Ragot, under which Mr. Ragot has served as the Company’s Chief Operating Officer beginning January 29, 2007 (the “Effective Date”), and will serve as President and Chief Executive Officer beginning on April 30, 2007. Mr. Ragot has served as a member of the Company’s board of directors since the Effective Date. The terms of Mr. Ragot’s employment agreement are described in the section of this proxy entitled “Employment Agreement with Mr. Ragot.”

Tax Treatment and Accounting

Section 162(m) of the Code limits the deductibility for federal income tax purposes of certain compensation paid in any year by a publicly held corporation to its chief executive officer and its four other highest compensated officers to $1 million per executive (the “$1 million cap”). The $1 million cap does not apply to “performance-based” compensation as defined under Section 162(m) or to compensation paid pursuant to certain plans that existed prior to a corporation becoming publicly held. It is intended that awards made under the Company’s 2005 Long Term Incentive Plan not be currently subject to the $1 million cap due to the private-to-public transition rules under Section 162(m). Once the transition rules are no longer available, it is intended that awards made under the Company’s 2005 Long Term Incentive Plan will qualify as “performance-based” compensation for purposes of Section 162(m). We believe we can continue to preserve related federal income tax deductions, although individual exceptions may occur. For example, the Company may decide to award Restricted Stock without performance conditions under certain circumstances.

In addition, the Code was recently amended to provide an excise tax under Section 409A with respect to various features of deferred compensation arrangements, mostly for compensation deferred on or after January 1, 2005. The Company will be making the appropriate changes to our employment agreements to help ensure that there are no adverse effects on the Company or our executive officers as a result of these Code amendments. We do not expect these changes to have a tax or financial consequence on the Company.

The Company has calculated and discussed with the compensation committee the accounting treatment and tax impact on the Company and the executives of each of its cash and equity compensation awards and agreements. As noted above, the Company has reconsidered its management incentive plan in light of Section 162(m) and has taken steps to ensure that bonuses to NEOs will be deductible in the future. The Company also calculates and monitors the SFAS 123(R) accounting expense related to equity compensation. To date, the SFAS 123(R) expense has not been a significant factor in setting or changing equity compensation grant practices.

Timing of Awards

The compensation committee did not award stock options or other equity-based compensation in 2006. The Company’s stock has been publicly traded since April 2005. During that time, the compensation committee has not timed the award of stock options or other equity-based compensation to coincide with the release of favorable or unfavorable information about the Company. The compensation committee has no intention of timing the award of stock options or other equity-based compensation to coincide with the release of favorable or unfavorable information about the Company in the future.

Adjustment of Awards under Certain Conditions

The CEO may change, subject to confirmation by the compensation committee, the financial target(s) applicable to NEOs and other senior management employees under the Salaried Bonus Plan at any time prior to the final determination of bonus awards for any year if, in his judgment, such changes are desirable in the interest of equitable treatment of one or more NEOs, other senior management employees or the Company as a result of extraordinary or nonrecurring events, change in applicable accounting rules or principles, changes in the Company’s method of accounting, changes in applicable law, changes due to consolidation, acquisitions, reorganization, unusual circumstances or any other changes of a similar nature to any of the foregoing. No such changes were made in 2006.

Prior Compensation

The Company’s stock has only been publicly traded since April 2005. The restricted stock and stock option awards made in 2005 were intended to cover two years. Therefore, the Committee did not award stock options or other equity-based compensation in 2006.

Benchmarking

In August 2005, the compensation committee asked Hewitt Associates to provide competitive market data for three senior executive officers: Chief Executive Officer, Chief Financial Officer and Senior Vice President, Marketing and Sales. Hewitt developed the market benchmarks from several published and private surveys including data from both general industry and the manufacturing industry. The data was calibrated to reflect an organization with approximately $800 million in revenue and additional information on each position. Hewitt prepared a report for the Company analyzing the base salary, annual actual bonus, total cash compensation, long-term incentives, total direct compensation and target bonus levels for each of the executives, comparing them to the 25th, 50th and 75th percentiles of the benchmark group. The study indicated that the CEO’s base salary falls short of the 50th percentile by 5.88%. However, since deviations of 10% above or below market benchmarks are nominal, the study concluded that the CEO’s salary was at a market median level. The study also indicated that the CEO’s total cash compensation and annual target bonus levels exceeded the 50th percentile but fell short of the 75th percentile, while his total direct compensation and annual long-term incentives fell below the 50th percentile. Only the CEO’s actual annual bonus attained the 75th percentile. The Company has not increased any component of the current CEO’s compensation since the study.

With respect to the CFO, the study indicated that his base salary, actual annual bonus, total cash compensation, annual target bonus and annual long-term incentives fell short of the 50th percentile. Only the CFO’s total direct compensation attained the 50th percentile. Except for a nominal salary increase, the Company did not increase any component of the CFO’s compensation in 2006.

With respect to the Senior Vice President, Marketing and Sales, the study indicated that nearly every component of his compensation exceeded the 50th percentile, reflecting the unique nature of his position in the Company. Except for a nominal salary increase, the Company did not increase any component of the Senior Vice President, Marketing and Sales’ compensation in 2006.

Employment Agreement with Mr. Ragot

On January 3, 2007, the Company entered into an employment agreement with Mr. Christian Ragot under which Mr. Ragot has served as the Company’s Chief Operating Officer beginning on January 29, 2007 and will serve as President and Chief Executive Officer beginning on April 30, 2007. Mr. Ragot serves as a member of the board of directors beginning on January 29, 2007.

The agreement term commenced on January 29, 2007 and will expire on January 15, 2010, except that the agreement will remain in effect from year to year thereafter unless either party gives notice of its intention not to continue the agreement at least 90 days before the December 31 as of which the agreement would otherwise terminate. The Company will pay Mr. Ragot an initial base salary of $500,000. On April 30, 2007, the Company will increase Mr. Ragot’s base salary to $550,000. Mr. Ragot will be eligible for an annual cash bonus based on performance and calculated as a percentage of his base salary. Initially, Mr. Ragot will have the opportunity to receive a bonus payout equal to 120% of his base salary. The Company will pay Mr. Ragot the bonus within 2 1/2 months of the close of the Company’s fiscal year, but in no event later than the end of the Company’s first fiscal quarter of the following year. Additionally, the Company paid Mr. Ragot a signing bonus of $150,000 (the “Signing Bonus”) on January 29, 2007.

On January 29, 2007, the Company awarded Mr. Ragot 40,000 shares of restricted stock in accordance with and subject to the terms of the FreightCar America, Inc. 2005 Long Term Incentive Plan, vesting in three equal annual installments beginning on January 29, 2008. This restricted stock award would become fully vested upon a change in control. It was anticipated that as a result of Mr. Ragot terminating his employment with Terex Corporation (“Terex”), Terex would not pay Mr. Ragot an annual incentive bonus for the 2006 calendar year of $320,000 (“Foregone Bonus”) and a long-term incentive award that otherwise would have been payable on March 15, 2007 of $1,750,000 (“Foregone LTIP”). However, Mr. Ragot notified the chairman of the board’s compensation committee in writing that he had received the Foregone LTIP and the Company was not required to make that payment. The Signing Bonus described above was treated as an advance against the Foregone Bonus and the remaining amount due was paid in accordance with the agreement.

The Company has reimbursed Mr. Ragot’s reasonable moving expenses in relocating to Chicago, Illinois. The Company provides Mr. Ragot with the use of an automobile with lease payments of no more than $750 per month throughout the term of his employment. Mr. Ragot is entitled to participate in any employee benefit plan made available by the Company to its executive employees at any time during his employment.

If Mr. Ragot’s employment is terminated by the Company for Cause (as defined in his employment agreement) or by Mr. Ragot for other than Good Reason (as defined in his employment agreement), the Company will pay Mr. Ragot his base salary through the date of termination and any unreimbursed expenses. If the Company terminates Mr. Ragot’s employment without Cause, or Mr. Ragot terminates his employment for Good Reason, or if the Company fails to renew the employment agreement, then the Company will provide the following payments and benefits: (i) base salary through the date of termination and all other unpaid amounts to which he is entitled as of the date of termination including unpaid but accrued vacation and benefits payable; (ii) base salary for 24 months (or 12 months in the case of a non-renewal of the employment agreement) following the date of termination; (iii) two payments to Mr. Ragot (one in the case of a non-renewal of the employment agreement), each equal to the greater of (a) Mr. Ragot’s “target” bonus for the year of termination or (b) the bonus paid to Mr. Ragot for the year prior to the year of termination, with the first payment made on the first March 15 following Mr. Ragot’s termination and the second payment made on the second March 15 following Mr. Ragot’s termination; and (iv) continued participation in the Company’s group health benefit plan by Mr. Ragot and such members of his family who participated in the group health plan at the time of his termination, for a period of 24 months.

EXECUTIVE COMPENSATION

Executive Officers

The following table sets forth certain information concerning each of our executive officers:

Name	Age	Position(s)
John E. Carroll, Jr.	65	President, Chief Executive Officer and Director
Christian Ragot	48	Chief Operating Officer
Edward J. Whalen	58	Senior Vice President, Marketing and Sales
Kevin P. Bagby	55	Vice President, Finance, Chief Financial Officer, Treasurer and Secretary
Kenneth D. Bridges	67	Senior Vice President, Operations
Glen T. Karan	56	Vice President, Planning and Administration

John E. Carroll, Jr., 65, has served as President since 1998 and has served as Chief Executive Officer since 1999. Mr. Carroll served as our Chairman of the Board from 1999 until December 2004. Previously, Mr. Carroll was President of Thrall Car Manufacturing Company from 1990 to 1997. From 1989 to 1990, Mr. Carroll served as the President of Transcisco Rail Services Company. Mr. Carroll also served as Director of Planning and International Business Director at FMC Corporation from 1985 to 1989 and as Division President of the Marine & Rail Equipment Division of FMC Corporation (now a unit of the Greenbrier Companies) from 1977 to 1985.

Christian Ragot, 48, has been our Chief Operating Officer since January 29, 2007. According to the terms of his employment agreement with us, Mr. Ragot will serve as our President and Chief Executive Officer beginning on April 30, 2007. Mr. Ragot has served as a director since January 29, 2007. Mr. Ragot served as President of Terex Utilities and Roadbuilding at Terex Corporation from 2004 to 2007. Previously, Mr. Ragot held various senior executive leadership positions, including President of Terex Utilities, President of American Crane, Senior Vice-President, Sales and Aftermarket Services, and other senior-level positions at Terex Corporation. Prior to joining Terex Corporation in 1999, Mr. Ragot was Vice President and General Manager of the Air Compressor Group, Europe of Ingersoll-Rand Company, and held various other managerial and senior-level positions during his 15 years at Ingersoll-Rand Company.

Edward J. Whalen, 58, has served as our Senior Vice President, Marketing and Sales since December 2004. He has also served as Senior Vice President, Marketing and Sales for our subsidiaries from 1991 to December 2004. Prior to joining us in 1991, Mr. Whalen was President of Pullman Leasing Company. Prior to serving as President of Pullman Leasing Company, Mr. Whalen served in various finance positions for Pullman Leasing Company, including Vice President of Finance and Treasurer. Mr. Whalen originally joined Pullman, Inc., the parent of Pullman Leasing Company, in 1972.

Kevin P. Bagby, 55, joined us in November 2004 as Vice President, Finance, Chief Financial Officer, Treasurer and Secretary. Prior to joining us, Mr. Bagby served as Vice President and Chief Financial Officer of Stoneridge, Inc., a company that designs and manufactures highly engineered electrical and electronic components, modules and systems for certain agricultural and vehicle markets, from 1995 until September 2004. From 1990 to 1995, Mr. Bagby served in various senior positions at Kelsey-Hayes Company. Prior to his employment at Kelsey-Hayes Company, Mr. Bagby served in various positions at General Tire, Abex Corporation and Lozier Corporation.

Kenneth D. Bridges, 67, has served as our Senior Vice President, Operations since December 2004. He joined the Freight Car Services, Inc. subsidiary of FreightCar America in Danville, Illinois as Vice President of Operations in February 1997. In November 1997, the Danville facility produced its first new railcar. In December 2004, he was given the additional responsibility for a new production facility in Roanoke, Virginia. Prior to joining FreightCar America, Mr. Bridges served with General Motors Corporation for 36 years in various management positions in the production departments of four assembly plants.

Glen T. Karan, 56, has served as our Vice President, Planning and Administration since November 2004. He has also has served as our Vice President, Finance, Secretary and Treasurer from 2001 to November 2004 and Vice President, Finance, Secretary and Treasurer of our subsidiaries from 1999 to 2001. Previously, Mr. Karan served in various senior financial positions for our subsidiaries from 1994 to 1999. Prior to joining us, Mr. Karan worked for Miller Picking/York International Corporation from 1976 to 1994. At York, Mr. Karan held positions as Vice President of Finance and Contracts Officer from 1987 to 1994, Controller and Secretary from 1977 to 1987 and Assistant Controller from 1976 to 1977.

Summary Compensation Table

The following table shows the total compensation earned by the Company’s Chief Executive Officer, Chief Financial Officer and the three most highly paid executive officers other than the Chief Executive Officer and Chief Financial Officer (each, a “Named Executive Officer”) for services rendered in all capacities to the Company and its subsidiaries for the fiscal year ended December 31, 2006.

The Named Executive Officers were not entitled to receive payments that would be characterized as “Bonus” payments, as defined by the SEC, for the year ended December 31, 2006. Annual incentive payments are shown under column (g), “Non-Equity Incentive Plan Compensation.”

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)[1]	Bonus ($) (d)[2]	Stock Awards ($) (e)[3]	Option Awards ($) (f)[3]	Non-Equity Incentive Plan Compensation ($) (g)[4,5]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)[6]	All Other Compensation ($) (i)[7]	Total Compensation ($) (j)[8]
John E. Carroll, Jr. President, Chief Executive Officer and Director	2006	$550,000	—	—	$537,588	$2,045,033	$65,350	$35,802	$3,233,773
Edward J. Whalen Senior Vice President, Marketing and Sales	2006	$290,000	—	—	$322,552	$174,000	$71,341	$8,170	$866,063
Kevin P. Bagby Vice President, Finance, Chief Financial Officer, Treasurer and Secretary	2006	$258,000	—	—	$215,036	$154,800	$22,975	$39,147	$689,958
Kenneth D. Bridges Senior Vice President, Operations	2006	$197,200	—	$134,178	—	$118,320	—	$69,682	$519,380
Glen T. Karan Vice President, Planning and Administration	2006	$211,333	—	—	$53,633	$126,800	$64,213	$13,480	$469,459

[1]

The amounts in column (c) reflect the base salary earned by each NEO during the year. See the section of this proxy statement entitled “Base Salary” for a discussion of how base salary was determined and its interrelationships with the other components of the Company’s executive compensation plan.

[2]	Payments under the Company’s Salaried Bonus Plan are reported in the Non-Equity Incentive Plan column, in accordance with SEC requirements.
[3]

The Company made no stock or option awards during 2006 to the NEOs. The values noted in columns (e) and (f) represent the value of stock options and restricted stock awarded in 2005, based on the value recognized under SFAS 123(R) for financial statement purposes to the NEO in 2006. The assumptions underlying the Black-Scholes valuation of the stock options and restricted stock awarded can be found in the Company’s annual report filed on Form 10-K with respect to the fiscal year ended December 31, 2006.

[4]	Pursuant to his employment agreement, Mr. Carroll earned an annual cash bonus equal to 1% of the Company’s EBITDA for the 2006 fiscal year.
[5]

Cash bonuses were paid to the NEOs other than Mr. Carroll under the Company’s Salaried Bonus Plan, which provides additional compensation to participants based on the Company’s Return on Net Assets (RONA), which is defined as Operating Income divided by Average Net Assets. See the section of this proxy statement entitled “Salaried Bonus Plan” for more details on the Salaried Bonus Plan.

[6]

The amounts in this column reflect the actuarial increase in the present value of the NEOs’ benefits under the Pension Plan, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements, and includes amounts that the NEO may not currently be entitled to receive because such amounts are not vested. Mr. Bridges is not a participant in the Pension Plan. The Pension Plan is described in detail in the section of this proxy statement entitled “Pension Benefits.” The Company does not maintain a Non-Qualified Deferred Compensation Plan or a supplemental pension plan (sometimes called a “SERP”).

[7]	Further details regarding the items included in the “All Other Compensation” column of the Summary Compensation Table shown above are set forth in the Other Compensation table below.
[8]

The values noted in column (j) reflect the dollar amount of the NEO’s total compensation for 2006 (i.e., the sum of columns (c) through (i)). The Summary Compensation Table and its sub-table do not include certain fringe benefits generally made available on a non-discriminatory basis to all of the Company’s salaried employees such as group health insurance, dental insurance, vision insurance, life insurance, paid vacation, accidental death and dismemberment insurance and long-term disability insurance, which we consider to be ordinary and incidental business costs and expenses.

Other Compensation Table

Name (a)	Country Club Dues (b)	Housing, Utilities and Tax Gross-Up (c)	401(k) Contribution (c)	Total All Other Compensation (d)
Mr. Carroll	$7,921	$19,081	$8,800	$35,802
Mr. Whalen	—	—	$8,170	$8,170
Mr. Bagby	$11,947	$19,910	$7,290	$39,147
Mr. Bridges	—	$53,115	$16,567	$69,682
Mr. Karan	$5,317	—	$8,163	$13,480

Supplemental Narrative

A substantial portion of the total compensation reported in the Summary Compensation Table above is paid to the NEOs pursuant to the terms of their employment agreements or other compensation plans maintained by the Company. The Company does not maintain an employment agreement with Mr. Bridges.

On January 25, 2007, the Company entered into a Retention Agreement with Mr. Whalen in order to ensure his continued service while the Company transitions to a new President and Chief Executive Officer. Pursuant to the agreement, the Company awarded Mr. Whalen 7,000 shares of restricted common stock of the Company, vesting on April 30, 2008, provided he remains continuously employed by the Company until that date.

On January 25, 2007, the Company entered into a Retention Agreement with Mr. Bagby in order to ensure his continued service while the Company transitions to a new President and Chief Executive Officer. Pursuant to the agreement, the Company awarded Mr. Bagby 5,000 shares of restricted common stock of the Company, vesting on April 30, 2008, provided he remains continuously employed by the Company until that date.

On March 8, 2007, the Company entered into a Retention Agreement with Mr. Bridges in order to ensure his continued service while the Company transitions to a new President and Chief Executive Officer. Pursuant to the agreement, the Company will award Mr. Bridges a “retention bonus” of $200,000 in cash, payable on April 30, 2008, provided he remains continuously employed by the Company until that date. Effective May 1, 2007, Mr. Bridges’s base salary will increase to $250,000.

Employment Agreements for NEOs as of December 31, 2006

John E. Carroll, Jr. Mr. Carroll’s employment agreement, dated as of December 17, 2004, as amended, provides for his continued employment as the Company’s President and Chief Executive Officer for an initial term that expires on December 31, 2006 and which automatically extends for one-year periods until terminated prior to the end of the term by either party upon 90 days’ notice. Mr. Carroll and the Company agreed to terminate his employment agreement effective December 31, 2006, and continue his employment until April 30, 2007, as set forth in his termination agreement dated October 31, 2006. Pursuant to the employment agreement, during 2006, the Company paid Mr. Carroll an annual base salary of $550,000. The Company also paid Mr. Carroll an annual bonus of $2,045,033, equal to 1% of EBITDA (as defined in the agreement), measured on a calendar year basis. Mr. Carroll is also entitled under the agreement to receive all benefits under any employee benefit plan, arrangement or perquisite, made available to executive employees. The agreement entitles Mr. Carroll to paid vacation in each calendar year, in accordance with the Company’s vacation policy, in addition to a country club membership paid for by the Company.

Edward J. Whalen. Mr. Whalen’s employment agreement, dated as of December 20, 2004, provides for his employment as the Company’s Senior Vice President, Marketing and Sales for an initial term of three years, which automatically extends for one-year periods until terminated prior to the end of the current term by either party upon 90 days’ notice. Upon a “change in control,” as defined in the agreement, the agreement will automatically extend to until the later of the second anniversary of such change in control or, if such change in control was caused by stockholder approval of a merger or consolidation, the second anniversary of such merger or consolidation. The employment agreement provided for an initial annual base salary of $271,000, subject to annual review by the compensation committee. During 2006, the Company paid Mr. Whalen an annual base salary of $290,000. Mr. Whalen also is entitled under the agreement to participate in all management incentive plans, and to receive all benefits under any employee benefit plan, arrangement or perquisite made available to executive employees. Mr. Whalen is entitled under the agreement to paid vacation in each calendar year, in accordance with the Company’s vacation policy. Mr. Whalen’s employment agreement also provides for a tax gross-up for any amount that we pay or distribute to him, whether under the employment agreement or otherwise, that is determined to be an “excess parachute payment” under the Code.

Kevin P. Bagby. Mr. Bagby’s employment agreement, dated November 22, 2004, as amended, provides for his employment as the Company’s Vice President, Finance, Chief Financial Officer, Treasurer and Secretary, without any employment term, as an “at will” employee. The employment agreement provided for an initial annual base salary of $250,000, subject to annual review. During 2006, the Company paid Mr. Bagby an annual base salary of $258,000. Mr. Bagby is also entitled under the agreement to participate in the Company’s Salaried Bonus Program. Mr. Bagby is entitled under the agreement to participate in and receive all benefits under the Company’s employee benefit plans. Mr. Bagby is further entitled under the agreement to three weeks of vacation per year, subject to increase in accordance with standard Company practice, in addition to housing reimbursement and a country club membership paid for by the Company.

Glen T. Karan. Mr. Karan’s employment agreement, dated as of December 20, 2004, provides for his employment as the Company’s Vice President, Planning and Administration for an initial term of three years, which automatically extends for one-year periods until terminated prior to the end of the current term by either party upon 90 days’ notice. Upon a “change in control,” as defined in the agreement, the agreement will automatically extend to until the later of the second anniversary of such change in control or, if such change in control was caused by the stockholder approval of a merger or consolidation, the second anniversary of such merger or consolidation. The employment agreement provided for an initial annual base salary of $200,000, subject to annual review by our

President and/or the compensation committee. During 2006, the Company paid Mr. Karan an annual base salary of $211,333. Mr. Karan is entitled under the agreement to participate in all management incentive plans, and to receive all benefits under any employee benefit plan, arrangement or perquisite made available to executive employees. The Company also reimburses Mr. Karan for a country club membership.

2005 Long Term Incentive Plan

The Company adopted the 2005 Long Term Incentive Plan in April 2005, effective upon the closing of our initial public offering on April 11, 2005. Under the Company’s 2005 Long Term Incentive Plan, 659,616 shares of our common stock have been reserved for issuance in connection with stock options, share appreciation rights, restricted shares, restricted share units, performance shares, performance units, dividend equivalents and other share-based awards that may be granted under the plan.

Following the completion of the initial public offering, the Company issued options to purchase shares of common stock under the 2005 Long Term Incentive Plan to Messrs. Carroll, Whalen and Bagby. On December 6, 2005, the Company’s board of directors granted to Mr. Karan options to purchase shares of common stock under the 2005 Long Term Incentive Plan. Also on December 6, 2005, the Company’s board of directors granted to Mr. Bridges stock awards under the 2005 Long Term Incentive Plan. No options or stock awards were granted to the NEOs in 2006. The options granted to Messrs. Carroll, Whalen and Bagby vest in equal yearly installments over a period of three years beginning on April 11, 2006, the options granted to Mr. Karan vest in equal yearly installments over a period of three years beginning on December 6, 2006, and the stock award granted to Mr. Bridges vests in three installments at the opening of the second full trading day after the press release with respect to earnings for the Company’s first fiscal quarter ending in 2006, 2007 and 2008.

As of December 31, 2006, 280,933 shares of common stock remained available for issuance under the 2005 Long Term Incentive Plan.

Salaried Bonus Plan

When the Company acquired its freight car business from Transportation Technologies Industries, Inc. in 1999, it assumed the Johnstown America Corporation Management Incentive Plan, which provides additional compensation to participants based on our achievement of certain financial objectives. In 2006, we replaced the Management Incentive Plan with the Salaried Bonus Plan. The Salaried Bonus Plan is intended to assist the Company in attracting and retaining highly qualified personnel, encourage and stimulate superior performance by such personnel on our behalf and recognize the level of an individual’s position to influence company results. Bonus awards are based, in part, on the Company’s “return on average net assets,” and the financial targets determined by the Chief Executive Officer and the board of directors. The Salaried Bonus Plan is open to all salaried personnel selected by the Chief Executive Officer. Participants in the Salaried Bonus Plan must be actively employed by the Company on the payment date to receive a bonus award. Participants are entitled to receive a partial bonus award in certain circumstances.

Grants of Plan-Based Awards for the Year Ended December 31, 2006

Name (a)	Grant Date[1] (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: Number of Shares of Stock (#)[3] (i)	All Other Option Awards: Number of Securities Underlying Options (#) [3] (j)	Exercise or Base Price of Option Awards ($/Sh)[3] (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
John E. Carroll, Jr.[2]	1/1/06		$2,045,033		—	—	—	—	—	—	—
Edward J. Whalen	1/1/06	$29,000	$116,000	$174,000	—	—	—	—	—	—	—
Kevin P. Bagby	1/1/06	$25,800	$103,200	$154,800	—	—	—	—	—	—	—
Kenneth D. Bridges	1/1/06	$19,720	$78,880	$118,320	—	—	—	—	—	—	—
Glen T. Karan	1/1/06	$21,133	$84,533	$126,800	—	—	—	—	—	—	—

[1]

The Salaried Bonus Plan has been in effect for several years. The formula does not change from year to year, so the grant date effectively is January 1. The threshold, target and maximum amounts are based on the NEOs’ base salary. See the section of this proxy statement entitled “Salaried Bonus Plan” for more details on the Salaried Bonus Plan.

[2]	Pursuant to his employment agreement, Mr. Carroll earned an annual cash bonus equal to 1% of the Company’s EBITDA for the 2006 fiscal year.
[3]	The Company made no stock or option awards in 2006.

Outstanding Equity Awards at December 31, 2006

Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable[1] (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable[1] (c)	Option Exercise Price ($) (e)	Option Vesting Date	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)[1] (g)	Market Value of Shares of Stock That Have Not Vested ($)[3] (h)	Stock Award Vesting Date
John E. Carroll, Jr. [2]	—	54,968	$19.00	4/11/07	4/11/15
	—	54,968	$19.00	4/11/08	4/11/15

Edward J. Whalen [2]	—	32,980	$19.00	4/11/07	4/11/15
	—	32,981	$19.00	4/11/08	4/11/15

Kevin P. Bagby [2]	—	21,988	$19.00	4/11/07	4/11/15
	—	21,987	$19.00	4/11/08	4/11/15

Kenneth D. Bridges [5,6]	—	—	—	—	—	1,834	$101,695
						1,833	$101,640

Glen T. Karan [4]	3,333		$49.90	12/6/06	12/6/15
		3,334	$49.90	12/6/07	12/6/15
		3,333	$49.90	12/6/08	12/6/15

[1]	All awards were made under the Company’s 2005 Long-Term Incentive Plan.
[2]

Prior to the Company’s initial public offering, the Company’s board of directors approved the issuance of these options concurrently with the completion of the Company’s initial public offering. On April 5, 2005, the Company priced its initial public offering at $19.00 per share and, as a result, the exercise price of the options was $19.00 per share.

[3]	The market value of the unvested shares of restricted stock is based on the closing price of the Company’s common stock of $55.45 as reported by the Nasdaq National Market on December 29, 2006.
[4]

Stock option exercise price is based on the average of the high and low stock trading prices of the Company’s common stock of $49.90 as reported by the Nasdaq National Market on the award date of December 6, 2005.

[5]	Restricted stock award made on December 6, 2005.
[6]

The stock award granted to Mr. Bridges vests in three installments at the opening of the second full trading day after the press release with respect to earnings for the Company’s first fiscal quarter ending in 2006, 2007 and 2008.

Option Exercises and Stock Vested for the Year Ended December 31, 2006

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise[1] (#) (b)	Value Realized on Exercise ($)[2] (c)	Number of Shares Acquired on Vesting (#)[1] (d)	Value Realized on Vesting ($)[3] (e)
John E. Carroll, Jr.	54,968	$1,887,821	—	—
Edward J. Whalen	32,981	$1,772,729	—	—
Kevin P. Bagby	21,987	$1,265,462	—	—
Kenneth D. Bridges	—	—	1,833	$124,525
Glen T. Karan	—	—	—	—

[1]	All awards were made under the Company’s 2005 Long-Term Incentive Plan.
[2]

The amounts in this column are calculated by multiplying the number of shares acquired on exercise by the difference between the market price of the underlying securities on the date of exercise and the exercise price of the option.

[3]	The market value of stock on the vesting date.

Pension Benefits at December 31, 2006

Name (a)	Plan Name(s) (b)[1]	Number of Years Credited Service (#) (c)[2]	Present Value of Accumulated Benefit ($) (d)[3]	Payments During Last Fiscal Year ($) (e)
John E. Carroll, Jr. [4]	JAC Nonrepresented Salaried Pension Plan	8.4	$291,620	—
Edward J. Whalen [4]	JAC Nonrepresented Salaried Pension Plan	15.0	$398,016	—
Kevin P. Bagby [4]	JAC Nonrepresented Salaried Pension Plan	2.2	$44,094	—
Kenneth D. Bridges [5]	—	—	—	—
Glen T. Karan [4]	JAC Nonrepresented Salaried Pension Plan	12.3	$219,876	—

[1]	The Company does not maintain a non-qualified or supplemental pension plan that provides benefits in excess of the limited by Section 415 and Section 401(a)(17) of the Code.
[2]

Years of credited service as of the same pension plan measurement date used for financial statement reporting purposes with respect to the fiscal year’s audited financial statements. The number of years shown is the actual service for each of the executives. The Company does not give credit for additional years of service.

[3]

The actuarial present value calculated as of the same pension plan measurement date used for financial statement reporting purposes with respect to the fiscal year’s audited financial statements, as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

[4]

Messrs Carroll, Whalen and Karan are fully vested in their accrued benefits under the Pension Plan. Mr. Bagby is currently 0% vested. He will become vested only after completing five years of credited service with the Company.

[5]	Mr. Bridges is not eligible to participate in the Pension Plan.

Supplemental Narrative

The Company maintains the Johnstown America Corporation Salaried Pension Plan (the “Pension Plan”) for the benefit of its eligible salaried employees. The Pension Plan is a tax-qualified defined benefit pension plan. Benefits provided under the Pension Plan are limited by Section 415 and Section 401(a)(17) of the Code. Section 415 limits the benefit amount payable from the plan based on the pensioner’s service, pay, and a dollar amount cap that is indexed. Section 401(a)(17) limits the pensionable earnings that may be used to determine the pension benefit amount. All salaried employees of Johnstown America Corporation and JAC Operation, Inc. hired prior to January 1, 2005 who are not members of any collective bargaining unit and who have attained age 21 and completed at least one year of service with the Company are eligible to participate in the Pension Plan. A participant must complete at least five years of service with the Company to be vested. Eligibility for normal retirement is at age 65.

Subject to the Code limits noted above, the Pension Plan’s normal retirement payment and benefit formula is the maximum of (a), (b), and (c) minus (d) and (e), as follows:

(a)	1.35% times average monthly earnings times years of service (defined as: highest 60 consecutive months of earnings out of last 120 months divided by 60) (Earnings are defined as the participant’s W-2 pay plus Section 401(k) and Section 125 deferrals, minus bonus, overtime, expense reimbursements, moving expenses, salary gross-up payments, and imputed income.) (Service is determined as elapsed time measured on years and months since last hiring date, and includes service with Bethlehem Steel Corporation. For active participants with 25 years of service on November 1, 1991, an extra month of service is credited for every month of service earned between November 1, 1991 and October 31, 1994.)

(b)	($40.00 times years of service before May 2005) plus ($50.00 times years of service after April 2005).

(c)	1.05 times (1.60% of average monthly earnings times years of service) minus (0.475% of Social Security covered compensation times years of service (maximum 35 years)). (Covered compensation offset begins at age 62.)

(d)	Accrued monthly benefit from Bethlehem Steel Corporation Pension Plans for service prior to October 28, 1991.

(e)	Accrued monthly benefit from Transportation Technologies Pension Plans for service prior to June 4, 1999.

The Pension Plan also provides a special payment for early and normal retirees with at least 10 years of service with the Company (and replaces the first 3 monthly pension benefit payments) as follows: 9 weeks of base pay plus remaining unused vacation in the year of retirement.

Eligibility for early unreduced retirement is at age 62 and 15 years of service, or at any age with 30 years of service. A participant can take early reduced retirement after age 60 with 15 years of service, subject to a reduction for early commencement of 16.18% at age 60 and 8.55% at age 61. Mr. Carroll became eligible for normal retirement in February 2007.

The normal form of benefit is a life annuity. If the participant is married and receives payments in form of a joint and survivor annuity, or otherwise elects another form of benefit under the Pension Plan, the amount of monthly benefits payable to the participant would be reduced to reflect the actuarially increased cost of providing such other benefit forms.

Nonqualified Deferred Compensation for the Year Ended December 31, 2006

The Company does not make available a non-qualified deferred compensation plan for its NEOs or other employees.

Potential Payments Upon Termination or Change in Control

The following tables quantify the potential payments that could be made to the individuals who were NEOs as of December 31, 2006 under various termination of employment and change in control scenarios under the terms of the employment agreements as summarized below, the terms of the 2005 Long Term Incentive Plan and the Company’s other compensation and benefit plans.

These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would only be known at the time that they become eligible for payment and would only be payable if the event were to occur. The tables reflect the amounts that could be payable under the various arrangements if the event in question occurred at December 31, 2006.

Mr. Carroll

Mr. Carroll’s employment agreement with the Company terminated on December 31, 2006, and was replaced by a Termination Agreement providing for Mr. Carroll’s continued employment through April 30, 2007. Summarized below are the potential payments and benefits payable by the Company to Mr. Carroll upon a termination or Change in Control as of December 31, 2006:

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR CHANGE IN CONTROL – MR. CARROLL
Executive Benefits and Payments Upon Termination	Change in Control – No Termination	Change in Control – Termination without Cause	Change in Control – Termination for Good Reason	Termination without Cause or for Good Reason	Retirement	Death	Disability
Compensation:
Base Salary	—	—	—	—	—	—	—
Incentive Compensation	—	—	—	—	—	—	—
Restricted Stock/Stock Options: Unvested and Accelerated [1]	$4,007,167	$4,007,167	$4,007,167	$4,007,167	—	—	—

Benefits and Perquisites:
Continuing benefits	—	—	—	—	—	—	—
Total:	$4,007,167	$4,007,167	$4,007,167	$4,007,167	—	—	—

[1]

In the event of a Change in Control, termination by the Company without cause or in the event that Mr. Carroll terminates his employment for “Good Reason” (as defined in his stock option agreement), Mr. Carroll becomes fully vested in his outstanding stock options.

Mr. Whalen

Mr. Whalen’s employment agreement, dated as of December 20, 2004, provides for his employment as the Company’s Senior Vice President, Marketing and Sales for an initial term of three years, which automatically extends for one-year periods until terminated prior to the end of the term by either party upon 90 days’ notice. Upon a “Change in Control” (as defined in his employment agreement), the agreement will automatically extend to until the later of the second anniversary of such Change in Control or, if such Change in Control was caused by the stockholder approval of a merger or consolidation, the second anniversary of such merger or consolidation. Under the terms of the 2005 Long-Term Incentive Plan and his stock option agreement, Mr. Whalen’s outstanding options become fully vested upon a Change in Control, termination by the Company without Cause or in the event that Mr. Whalen terminates his employment for “Good Reason” (as defined in his stock option agreement).

Before or after a Change in Control, in the event that the Company terminates Mr. Whalen’s employment in breach of the agreement or Mr. Whalen terminates his employment for “Good Reason” (as defined in his employment agreement), the Company will: (a) pay him a lump sum equal to three times the sum of (1) his annual base salary then in effect and (2) his annual bonus (calculated as the greatest of (i) the guaranteed annual bonus (if any) with respect to the fiscal year in which termination occurs, (ii) the target annual bonus for the fiscal year in which termination occurs, (iii) the annual bonus for the fiscal year immediately prior to the fiscal year in which termination occurs, or (iv) the average of the annual bonus payments for the three fiscal years immediately prior to the fiscal year in which termination occurs); (b) pay a lump sum, in cash, a pro rated bonus amount based on the target annual bonus set for the fiscal year of termination; and (c) continue his participation in the Company’s employee welfare benefit plans and programs for three years.

Unless the Company terminates Mr. Whalen’s employment for “Cause,” the Company must continue to make available to Mr. Whalen coverage under its medical insurance plan until he is eligible for Medicare, so long as he pays the full cost of the coverage at the then applicable COBRA rate.

Mr. Whalen’s employment agreement also provides for a tax gross-up for any amount that we pay or distribute to him, whether under the employment agreement or otherwise, that is determined to be an “excess parachute payment” under the Code.

The agreement requires Mr. Whalen to abide by perpetual restrictive covenants relating to non-disclosure, as well as restrictive covenants relating to non-competition and non-solicitation for one or two years following termination of employment, depending on the basis for the termination.

Summarized below are the potential payments and benefits payable by the Company to Mr. Whalen upon a termination or Change in Control as of December 31, 2006:

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR CHANGE IN CONTROL – MR. WHALEN
Executive Benefits and Payments Upon Termination	Change in Control – No Termination[1]	Change in Control – Termination without Cause[2]	Change in Control – Termination for Good Reason[2]	Termination without Cause or for Good Reason[2]	Death	Disability
Compensation:
Base Salary	—	$870,000	$870,000	$870,000	—	—
Incentive Compensation	—	$696,000	$696,000	$696,000	—	—
Restricted Stock/Stock Options: Unvested and Accelerated [1]	$2,404,278	$2,404,278	$2,404,278	$2,404,278	—	—
Tax Gross-up Payments[3]	—	$65,708	$65,708	—	—	—

Benefits and Perquisites:
Continuing Benefits[4]	—	$25,278	$25,278	$25,278	—	—

Total:	$2,404,278	$4,061,264	$4,061,264	$3,995,556	—	—

[1]

In the event of a Change in Control, termination by the Company without cause or in the event that Mr. Whalen terminates his employment for “Good Reason” (as defined in his stock option agreement), Mr. Whalen becomes fully vested in his outstanding stock options. No other amounts would be paid upon a Change in Control absent a termination of employment.

[2]

In the event that the Company terminates Mr. Whalen employment without Cause or if he terminates his employment for “Good Reason,” before or after a Change in Control, the Company will pay the severance and benefits described in the narrative above.

[3]

Mr. Whalen’s employment agreement also provides for a tax gross-up for any amount that we pay or distribute to him, whether under the employment agreement or otherwise, that is determined to be an “excess parachute payment” under the Code. In determining whether an excess parachute payment would result that would require a gross-up payment, amounts were calculated in the manner provided by Section 280G of the Code based on conservative assumptions and ascribe no value to the restrictive covenants in the employment agreement, which otherwise could substantially reduce the amount of the “parachute payments” and the related gross-up payment.

[4]

In the event the Company terminates Mr. Whalen without “Cause” or if he terminates his employment agreement for “Good Reason,” the Company at its own cost will continue the participation of Mr. Whalen for three years in all medical, life and other welfare benefit plans and programs in which Mr. Whalen was entitled to participate in immediately prior to termination.

Mr. Bagby

Mr. Bagby’s employment agreement, dated November 22, 2004, as amended, provides for his employment as the Company’s Vice President, Finance, Chief Financial Officer, Treasurer and Secretary, without any employment term, as an “at will” employee. If we terminate Mr. Bagby’s employment agreement without “Cause” (as defined in his employment agreement) at any time, he will be entitled to receive 24 months of his base salary and continuation of his employee benefits. Mr. Bagby’s employment agreement does not provide for any additional benefits under any termination of employment other than termination without Cause, including any voluntary termination, a termination of employment due to retirement, for Cause termination or termination due to death or Change in Control.

Mr. Bagby’s outstanding options would become fully vested upon a Change in Control (as defined in the 2005 Long-Term Incentive Plan) or termination by the Company without Cause.

Mr. Bagby has agreed to keep confidential certain information during the term of the agreement and thereafter, and has agreed to certain non-solicitation and non-disparagement restrictions that apply for one year following termination of employment.

Summarized below are the potential payments and benefits payable by the Company to Mr. Bagby upon a termination or Change in Control as of December 31, 2006:

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR CHANGE IN CONTROL – MR. BAGBY
Executive Benefits and Payments Upon Termination	Change in Control – No Termination[1]	Change in Control – Termination without Cause[2]	Change in Control – Termination for Good Reason[2]	Termination without Cause[2]	Death	Disability
Compensation:
Base Salary [1]	—	$516,000	—	$516,000	—	—
Incentive Compensation	—	—	—	—	—	—
Restricted Stock/Stock Options: Unvested and Accelerated [2]	$1,602,889	$1,602,889	$1,602,889	$1,602,889	—	—

Benefits and Perquisites:
Continuing benefits[1]	—	$50,451	—	$50,451	—	—
Total:	$1,602,889	$2,169,340	$1,602,889	$2,169,340	—	—

¹	In the event that Mr. Bagby is terminated without Cause, before or after a Change in Control, he will be entitled to receive continuation of his base salary and continuation of benefits for 24 months.
[2]

Under the terms of the 2005 Long Term Incentive Plan and his stock option agreement, Mr. Bagby’s outstanding stock options become fully vested upon a Change in Control or termination by the Company without Cause.

Mr. Bridges

Mr. Bridges does not have an employment agreement with the Company. The only agreement or plan that would provide payments or benefits to Mr. Bridges upon termination or Change in Control is his restricted stock award agreement. Mr. Bridges’ outstanding shares of restricted stock would become fully vested upon a Change in Control.

Summarized below are the potential payments and benefits payable by the Company to Mr. Bridges upon a termination or Change in Control as of December 31, 2006:

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR CHANGE IN CONTROL – MR. BRIDGES
Executive Benefits and Payments Upon Termination	Change in Control – No Termination	Change in Control – Termination without Cause	Change in Control – Termination for Good Reason	Company Terminates without Cause	Death	Disability
Compensation:
Base Salary	—	—	—	—	—	—
Incentive Compensation	—	—	—	—	—	—
Restricted Stock: Unvested and Accelerated[1]	$203,335	$203,335	$203,335	—	—	—
Total:	$203,335	$203,335	$203,335	—	—	—

[1]	Under the terms of the 2005 Long-Term Incentive Plan, Mr. Bridges’ outstanding shares of restricted stock become fully vested upon a Change in Control.

Mr. Karan

Mr. Karan’s employment agreement, dated as of December 20, 2004, provides for his continued employment as the Company’s Vice President, Planning and Administration for an initial term of three years, which automatically extends for one-year periods until terminated prior to the end of the current term by either party upon 90 days’ notice. Upon a “Change in Control” (as defined in his employment agreement), the agreement will automatically extend to until the later of the second anniversary of such Change in Control or, if such Change in Control was caused by stockholder approval of a merger or consolidation, the second anniversary of such merger or consolidation. Under the terms of the 2005 Long-Term Incentive Plan and his stock option agreement, Mr. Karan’s outstanding options become fully vested upon a Change in Control, termination by the Company without Cause or in the event that Mr. Karan terminates his employment for “Good Reason” (as defined in his stock option agreement).

Under Mr. Karan’s agreement, he is entitled to voluntarily terminate his employment upon 90 days’ notice, upon which we will continue to pay his base salary until the second anniversary of the date of termination, plus two times his annual bonus (calculated as the greatest of (i) the guaranteed annual bonus (if any) with respect to the fiscal year in which termination occurs, (ii) the target annual bonus for the fiscal year in which termination occurs, (iii) the annual bonus for the fiscal year immediately prior to the fiscal year in which termination occurs or (iv) the average of the annual bonus payments for the three fiscal years immediately prior to the fiscal year in which termination occurs).

Before or after a Change in Control, in the event that the Company terminates Mr. Karan’s employment without Cause or Mr. Karan terminates his employment for “Good Reason” (as defined in his employment agreement), the Company will: (a) pay him a lump sum equal to three times the sum of (1) his annual base salary then in effect and (2) his annual bonus (calculated as the greatest of (i) the guaranteed annual bonus (if any) with respect to the fiscal year in which termination occurs, (ii) the target annual bonus for the fiscal year in which termination occurs, (iii) the annual bonus for the fiscal year immediately prior to the fiscal year in which termination occurs or (iv) the average of the annual bonus payments for the three fiscal years immediately prior to the fiscal year in which termination occurs); (b) pay as a lump sum, in cash, a pro rated bonus amount based on the target annual bonus set for the fiscal year of termination; (c) continue his participation in the Company’s employee welfare benefit plans and programs for three years; and (d) pay a cash amount equal to the present value of the additional pension benefit that Mr. Karan would have accrued under the qualified defined benefit Pension Plan had he remained an employee for an additional three years.

In the event of Mr. Karan’s death or disability, his employment agreement entitles him to receive, in addition to any death or disability benefits provided under the Company’s benefit plans, a pro rated bonus amount based on the target annual bonus set for that fiscal year.

The agreement requires Mr. Karan to abide by perpetual restrictive covenants relating to non-disclosure, as well as restrictive covenants relating to non-competition and non-solicitation for one or two years following termination of employment, depending on the basis for the termination.

Summarized below are the potential payments and benefits payable by the Company to Mr. Karan upon a termination or Change in Control as of December 31, 2006:

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR CHANGE IN CONTROL – MR. KARAN
Executive Benefits and Payments Upon Termination	Change in Control – No Termination	Change in Control – Termination without Cause[2]	Change in Control – Termination for Good Reason[2]	Termination without Cause or for Good Reason[2]	Voluntary Termination with Notice	Death[3]	Disability[4]
Compensation:
Base Salary	–	$648,000	$648,000	$648,000	$432,000	–	–
Incentive Compensation	–	$525,599	$525,599	$525,599	$265,866	$126,800	$126,800
Restricted Stock/Stock Options: Unvested[1] and Accelerated	$37,002	$37,002	$37,002	$37,002	–	–	–

Benefits and Perquisites:
Continuing Benefits[5]	–	$47,660	$47,660	$47,660	–	–	–
Additional Pension Plan Accruals[6]	–	$46,000	$46,000	$46,000	–	–	–
Total:	$37,002	$1,304,261	$1,304,261	$1,304,261	$697,866	$126,800	$126,800

[1]

In the event of a Change in Control, termination by the Company without cause or in the event that Mr. Karan terminates his employment for “Good Reason” (as defined in his stock option agreement), Mr. Karan becomes fully vested in his outstanding stock options. No other amounts would be paid upon a Change in Control absent a termination of employment.

[2]

In the event that the Company terminates Mr. Karan’s employment without Cause or if he terminates his employment agreement for “Good Reason,” before or after a Change in Control, the Company will pay the severance and benefits described in the narrative above.

[3]

In the event of death, Mr. Karan is entitled to receive, in addition to any death benefits provided under any benefit plan, a pro rated bonus amount based on the target annual bonus set for the fiscal year.

[4]

In the event of disability, Mr. Karan is entitled to receive, in addition to any disability benefits provided under any benefit plan, a pro rated bonus amount based on the target annual bonus set for the fiscal year.

[5]

In the event the Company terminates Mr. Karan without Cause or if he terminates his employment agreement for “Good Reason,” the Company at its own cost will continue the participation of Mr. Karan for three years in all medical, life and other welfare benefit plans and programs in which Mr. Karan was entitled to participate immediately prior to termination.

[6]

In the event the Company terminates Mr. Karan without Cause or if he terminates his employment agreement for “Good Reason,” he is entitled to receive a cash amount equal to the present value of the additional pension benefit that he would have accrued under the Company’s qualified defined benefit plan had he remained employed with the Company for an additional three years. In the case of termination for any other reason, Mr. Karan is not entitled to any additional amounts.

Compensation Committee Report

The Compensation Committee of the Board (the “Committee”) has reviewed and discussed the Compensation Discussion and Analysis in this Proxy Statement with the Company’s management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, portions of which, including the Compensation Discussion and Analysis, have been incorporated by reference into the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2006.

Thomas A. Madden, Chairman
Robert N. Tidball
Thomas M. Fitzpatrick

DIRECTOR COMPENSATION FOR YEAR ENDED DECEMBER 31, 2006

Name	Fees Earned ($)[1]	Stock Awards ($)[2]	All Other Compensation ($)		Total ($)
James D. Cirar	$60,500	$40,584	$50,000	[3]	$151,084
Thomas M. Fitzpatrick	$66,250	$26,055	—		$92,305
Thomas A. Madden	$66,250	$26,055	—		$92,305
Camillo M. Santomero, III[4]	—	—	—		—
S. Carl Soderstrom, Jr.	$77,750	$40,584	—		$118,334
Robert N. Tidball	$69,000	$40,584	—		$109,584

[1]	Includes the following annual retainer fees, Board and committee meeting attendance fees, and committee chair fees:

	Cirar	Fitzpatrick	Madden	Soderstrom	Tidball
Retainer	$25,000	$25,000	$25,000	$25,000	$25,000
Chairmanship	$3,000	—	—	$15,000	$3,000
Attendance	$32,500	$41,250	$41,250	$37,750	$41,000

Total	$60,500	$66,250	$66,250	$77,750	$69,000

[2]

Represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year in accordance with SFAS 123(R) based on the grant date fair value of the award using the average of the high and low stock trading prices for the Company’s common stock as reported by the Nasdaq National Market.

The grant date fair value of stock awards made to directors in 2006 and the aggregate holdings of stock awards at December 31, 2006 are as follows:

Director	Grant Date Fair Value	Aggregate Holdings of Stock Awards
James D. Cirar	$49,949	862 shares
Thomas M. Fitzpatrick	$35,420	478 shares
Thomas A. Madden	$35,420	478 shares
Camillo M. Santomero, III	—	—
S. Carl Soderstrom, Jr.	$49,949	862 shares
Robert N. Tidball	$49,949	862 shares

[3]	Mr. Cirar received $50,000 in 2006 pursuant to a consulting agreement with the Company.
[4]	Mr. Santomero served without compensation.

General Description of Director Compensation

Prior to December 16, 2006, we compensated each of our non-employee directors with an annual stipend of $25,000 and an annual restricted stock award of $25,000. In addition, the chairperson of the audit committee received annual compensation of $15,000 and the chairperson of any other committee received annual compensation of $3,000. Also, independent directors were paid $1,000 for board meeting attendance and $750 for committee meeting attendance. In addition, we have adopted customary expense reimbursement and related policies for all directors and we reimburse directors for expenses incurred in connection with attendance at board or committee meetings. The Company does not provide any incentive based non-equity compensation to directors and does not maintain a defined benefit or actuarial pension plan or a deferred compensation plan for directors.

On December 16, 2006, the board of directors approved several increases in director compensation. The annual retainer for each director increased from $25,000 to $30,000 per year. The annual restricted stock award increased from $25,000 to $45,000 per director. The annual fee for the non-executive chairman of the board was set at $65,000. The annual fee for each committee chairperson (other than the audit committee chairperson) increased from $3,000 to $5,000 per year. Finally, the fee for attending each committee meeting increased from $750 to $1,000.

Stock Ownership Requirements

The board of directors expects that each non-executive director will maintain Company stock holdings at least equal to the aggregate number of shares (including options or shares granted but not vested) that the Company has awarded to the non-executive director during the three year period ending on any given date of determination. The director may reduce the amount of stock holdings by the number of shares the director has applied directly to the payments of taxes on such awards. Company stock holdings that count towards meeting ownership requirements include: (a) Shares owned outright or in trust, and (b) Stock Options, Restricted Stock or Restricted Stock Units, including options or shares granted but not vested. If a director consistently fails to comply with the Stock Ownership Requirements, the compensation committee will take such actions as it deems appropriate, including, but not limited to allocating an additional amount of the director’s annual compensation to the purchase of stock in accordance with the program or reducing future equity compensation awards.

CERTAIN TRANSACTIONS

Registration Rights Agreement

We entered into a registration rights agreement, dated as of April 11, 2005, with substantially all of our stockholders as of immediately prior to the completion of our initial public offering. The stockholders that are party to the registration rights agreement had the right to require us, subject to certain terms and conditions, to register their shares of our common stock under the Securities Act of 1933, as amended, at any time. The selling stockholders in our secondary offering exercised their demand registration rights to require us, subject to certain terms and conditions, to register their shares of our common stock under the Securities Act of 1933, as amended. We and certain of our stockholders remain party to the registration rights agreement.

Consulting agreement with James D. Cirar

In June 1999, we and certain of our subsidiaries entered into a consulting agreement with James D. Cirar, one of our directors, which provides that Mr. Cirar will provide the Company with consulting services on all matters relating to our business and that of our subsidiaries and will serve as a member of our board of directors. The agreement provides for a consulting fee of $50,000 per year. We amended the consulting agreement to provide for termination of the agreement following our payment to Mr. Cirar of $50,000 per year in the three years following the completion of our initial public offering. The amendment to the consulting agreement also provides that, upon any sale of the Company to a third party following the completion of our initial public offering, the agreement will terminate and we will be obligated to pay Mr. Cirar $150,000, net of any amounts paid to him as consulting fees between the completion of the initial public offering and the termination date.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUDIT COMMITTEE REPORT

Fees Billed by Independent Registered Public Accounting Firm

The audit committee has adopted a pre-approval policy pursuant to which it must pre-approve all audit and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services and tax services. Under the policy, the audit committee may delegate the authority to pre-approve any audit or non-audit services to be provided by our independent registered public accounting firm to one or more of its members. The pre-approval of services by a member of the audit committee pursuant to this delegated authority, if any, must be reported at the next meeting of the audit committee.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided by our independent registered public accounting firm. Unless the audit committee determines otherwise, the term for any service pre-approved by the audit committee is twelve months from the date of pre-approval. Any pre-approval must set forth in detail the particular service or type of services to be provided and is generally subject to a specific cost limit. Any services that exceed these cost limits require specific approval by the audit committee. The audit committee may periodically review and, as necessary, revise the list of pre-approved services based on subsequent determinations.

The following table presents fees for audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte entities) for the audit of our annual financial statements for the fiscal years ended December 31, 2006 and 2005, and fees billed for other services rendered by Deloitte entities during those periods.

Fees	Fiscal Year Ended December 31, 2006	Fiscal Year Ended December 31, 2005
Audit Fees[1]	$950,235	$2,111,682
Audit-Related Fees[2]	58,368	63,323
Tax Fees[3]	—	7,718
Total	$1,008,603	$2,182,723

[1]

Audit Fees include fees billed or expected to be billed for professional services rendered for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports, the review of the Form S-1 registration statements filed in 2005 in connection with our initial public offering and secondary public offering and other related services that are normally provided in connection with statutory and regulatory filings. For the year ended December 31, 2005, the amount includes fees of $1,576,157 relating to the review of the Company’s Form S-1 registration statements. For the year ended December 31, 2006, the amount includes fees of $8,890 relating to the review of the Company’s Form S-8 registration statement.

[2]

Audit-Related Fees include fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our annual consolidated financial statements and not reported under “Audit Fees.” Includes fees for Sarbanes-Oxley Act, Section 404 advisory services and employee benefit plan audits.

[3]	Tax Fees include fees billed or expected to be billed for services performed related to tax compliance, tax advice and tax planning. Fees for tax advice and tax planning totaled $7,718 in 2005.

During fiscal years 2006 and 2005, the audit committee pre-approved 100% of all audit-related, tax and other services provided to us by Deloitte & Touche LLP in accordance with the pre-approval policy described above pursuant to applicable laws and regulations.

Report of the Audit Committee

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.

The Audit Committee is currently comprised of Messrs. Soderstrom, Tidball and Madden. Our board of directors has determined that each member of the audit committee meets the independence requirements under the listing standards of the Nasdaq National Market, the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission. The committee operates under a written charter that was adopted by our board of directors.

The committee oversees our accounting and financial reporting process on behalf of our board of directors. Management has the primary responsibility for the preparation of our financial statements and the disclosure and financial reporting process, including establishing a system of internal controls. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management and Deloitte & Touche LLP, our independent registered public accounting firm, the audited financial statements as of and for the year ended December 31, 2006. Deloitte & Touche LLP is responsible for expressing an opinion on the conformity of these audited financial statements with generally accepted accounting principles.

The committee has discussed and reviewed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), which includes, among other things, matters related to the conduct of the audit of our financial statements. The committee has also received from Deloitte & Touche LLP the written disclosures and letters describing the relationships between Deloitte & Touche LLP and us that might bear on the independence of Deloitte & Touche LLP consistent with and required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee) and has discussed with Deloitte & Touche LLP its independence.

In reliance on the reviews and discussions referred to above, the committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The committee and our board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007.

Respectfully submitted by the Audit Committee,

S. Carl Soderstrom, Jr., Chairman
Robert N. Tidball
Thomas A. Madden

2008 ANNUAL MEETING OF STOCKHOLDERS

We expect that our 2008 annual meeting of stockholders will be held within 30 days of May 15, 2008, which will be the first anniversary of the upcoming annual meeting. Subject to certain exceptions set forth in our by-laws, proposals of stockholders intended for inclusion in the proxy statement for our 2008 annual meeting of stockholders must be received by our Secretary at our principal executive offices (currently at Two North Riverside Plaza, Suite 1250, Chicago, Illinois 60606), by February 15, 2008. If a stockholder intends to present a proposal at the 2008 annual meeting of stockholders, such stockholder must comply with the advance notice provisions of our by-laws. Subject to certain exceptions set forth in our by-laws, these provisions require that such proposal must be received by our Secretary not earlier than January 16, 2008 and not later than February 15, 2008. Subject to certain exceptions set forth in our by-laws, such proposals must contain specific information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides convenience for stockholders and cost savings for companies.

A number of brokers with accountholders who are stockholders will be “householding” our proxy materials. As indicated in the notice previously provided by these brokers to stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit a written request to our transfer agent, National City Bank, Corporate Trust Operations, Locator 5352, P.O. Box 92301, Cleveland, Ohio 44197-1200.

FREIGHTCAR AMERICA, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 15, 2007

Union League Club of Chicago

65 West Jackson Boulevard

Chicago, Illinois 60604

10:00 a.m. (local time)

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

FREIGHTCAR AMERICA, INC.

PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FREIGHTCAR AMERICA, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON, MAY 15, 2007 AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned hereby appoints Christian Ragot and Kevin P. Bagby, and each of them, as proxies with full power of substitution to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of FreightCar America, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. (local time) on May 15, 2007 at the Union League Club of Chicago, 65 West Jackson Boulevard, Chicago, Illinois 60604, and at any postponement(s) or adjournment(s) thereof and, in such proxies’ discretion, to vote upon such other business as may properly come before the meeting, and at any postponement(s) or adjournment(s) thereof, as set forth in the related Notice of Annual Meeting and Proxy Statement, the receipt of which is hereby acknowledged. The undersigned hereby revokes all prior proxies given by the undersigned to vote at said meeting and any adjournment(s) or postponement(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE CLASS II DIRECTOR NOMINEES AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

FREIGHTCAR AMERICA, INC.

TWO NORTH RIVERSIDE PLAZA, SUITE 1250

CHICAGO, ILLINOIS 60606

TO VOTE, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, fax it to 412-299-9191 or return it to FreightCar America, Inc., c/o National City Bank, P.O. Box 535800, Pittsburgh, PA 15253-9937.

In order to assist us in preparing for the Annual Meeting, please indicate in Item 3 whether you plan to attend the Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

FreightCar America, Inc.

The Board of Directors Recommends a Vote “FOR ALL” Proposal 1.

			FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT

1.	Election of Class II directors:		☐	☐	☐

	Nominees:	Christian Ragot
William D. Gehl

*	Instruction: To withhold authority to vote for any director nominee(s), mark “For All Except” and write that nominee’s name in the space provided below:

The Board of Directors Recommends a Vote “FOR” Proposal 2.

		FOR	AGAINST	ABSTAIN

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007:	☐	☐	☐

		YES	NO
3.	Do you plan to attend the Annual Meeting?:	☐	☐

PLEASE RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

For address changes and/or comments, please check this box and write them on the back where indicated ☐	Signature(s) in Box Please sign this proxy exactly as your
name appears on the proxy. If held in joint tenancy, all
persons should sign. When signing as attorney, executor,
administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, limited liability company or other similar entity, please sign in such entity’s name by an authorized person.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date